UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2022

TEGNA INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-6961	16-0442930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8350 Broad Street, Suite 200, Tysons, Virginia	22102-5151
(Address of Principal Executive Offices)	(Zip Code)

(703) 873-6600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	TGNA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On February 22, 2022, TEGNA Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Teton Parent Corp., a newly formed Delaware corporation (“Parent”), Teton Merger Corp., a newly formed Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and solely for purposes of certain provisions specified therein, other subsidiaries of Parent, certain affiliates of Standard General L.P., a Delaware limited partnership (“Standard General”) and CMG Media Corporation, a Delaware corporation (“CMG,”) and certain of its subsidiaries. Parent, Merger Sub, the other subsidiaries of Parent, those affiliates of Standard General, CMG and those subsidiaries of CMG, are collectively, referred to as the “Parent Restructuring Entities.” Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings given to them in the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto.

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent. The Merger Agreement provides that each share of common stock, par value $1.00 per share, of the Company (the “Common Stock”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) shares of Common Stock owned by Parent or owned or held in treasury by the Company, except for shares of Common Stock held on behalf of third parties; (ii) shares of Common Stock owned or held by any wholly owned subsidiary of the Company, except for shares of Common Stock held on behalf of third parties; and (iii) shares of Common Stock held by holders of such shares who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the Delaware General Corporation Law, as amended, with respect to such shares) will at the Effective Time automatically be converted into the right to receive (i) $24.00 per share of Common Stock in cash, without interest plus (ii) (A) if the date on which the closing of the Merger (the “Closing”) occurs (the “Closing Date”) after November 22, 2022 and before February 22, 2023, an amount in cash equal to (x) $0.00166667 multiplied by (y) the number of calendar days elapsed after November 22, 2022 to and including the Closing Date, (B) if the Closing Date occurs on or after February 22, 2023 and before March 22, 2023, an amount in cash equal to (x) $0.15333333 plus (y)(I) $0.0025 multiplied by (II) the number of calendar days elapsed after February 22, 2023 to and including the Closing Date, (C) if the Closing Date occurs on or after March 22, 2023 and before April 22, 2023, an amount in cash equal to (x) $0.22333333 plus (y)(I) $0.00333333 multiplied by (II) the number of calendar days elapsed after March 22, 2023 to and including the Closing Date, (D) if the Closing Date occurs on or after April 22, 2023 and before May 22, 2023, an amount in cash equal to (x) $0.3266667 plus (y)(I) $0.00416667 multiplied by (II) the number of calendar days elapsed after April 22, 2023 to and including the Closing Date, in each case without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, each (i) time-based restricted stock unit award in respect of shares of Common Stock (a “Company RSU Award”) and (ii) performance-based restricted stock unit or performance share award in respect of shares of Common Stock (a “Company PSU Award”), in each case, whether vested or unvested, outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive the Merger Consideration, less amounts that are required to be withheld or deducted under applicable law. The number of shares of Common Stock subject to a Company PSU Award will be determined in accordance with the provisions of the applicable award agreement that apply in a “Change of Control” within the meaning of the applicable award agreement, with certain adjustments for Company PSU Awards granted in 2021. Any Company RSU Award or Company restricted stock award under the Company’s deferred compensation plan will be considered and treated as a Company RSU Award.

The Company’s board of directors (the “Board”) has unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

The obligation of the parties to complete the Merger is subject to customary closing conditions, including, among others:

•	the approval of the Merger Agreement by the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon (the “Company Stockholder Approval”);

•	the absence of any injunction or order by a court of competent jurisdiction in the United States or law in the United States having been adopted prohibiting the consummation of the Merger;

•

(i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended applicable to the Merger and the transactions contemplated by that certain Contribution and Exchange Agreement entered into concurrently with the Merger Agreement by the Parent Restructuring Entities (the “Contribution Agreement”) and (ii) the grant by the Federal Communications Commission (the “FCC”) of applications required to be filed with the FCC to obtain the approvals of the FCC pursuant to the Communications Act of 1934 (the “Communications Act”) and FCC rules necessary to consummate the transactions contemplated by the Merger Agreement and the Contribution Agreement (the transactions contemplated by the Contribution Agreement, the “Restructuring”), including a petition for declaratory ruling under Section 310(b) of the Communications Act and the FCC’s rules governing foreign ownership with respect to the Merger and the Restructuring;

•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);

•

the performance and compliance in all material respects by the parties of their respective covenants required by the Merger Agreement to be performed or complied with by such party prior to the Effective Time; and

•	the absence of any “Company Material Adverse Effect” (as defined in the Merger Agreement) since September 30, 2021.

The Merger Agreement contains certain termination rights, including, among others:

•	the right of the parties to terminate the Merger Agreement by mutual written consent;

•

the right of either party to terminate the Merger Agreement if (a) the Merger has not been consummated at or prior to 5:00 p.m. Eastern Time on November 22, 2022 (the “Outside Date”), provided that (i) the Company or Parent may each extend such date for a period of three months in certain circumstances relating to the obtaining of regulatory approval and (ii) the Company may further extend such date for an additional period of three months under those same circumstances, (b) a governmental entity in the United States has issued a final non-appealable order prohibiting the Merger, (c) the FCC issues a Hearing Designation Order with respect to the Merger or the Restructuring, (d) the Company Stockholder Approval is not obtained at a meeting of such stockholders for the purpose of obtaining the Company Stockholder Approval, or (e) the Company, on the one hand, or any of the Parent Restructuring Entities, on the other hand, breaches its representations, warranties or covenants in the Merger Agreement, which breach would result in a failure of the applicable closing condition to be met, subject in certain cases, to the right of the breaching party to cure the breach (and provided that the party seeking to terminate the Merger Agreement is not in breach in a manner that would result in a failure of the applicable closing condition to be met);

•

the right of the Company to terminate the Merger Agreement (a) if (i) all conditions to the obligation of the Company to effect the Merger have been satisfied or validly waived, (ii) Parent and Merger Sub fail to consummate the Closing by the date upon which the Closing should have occurred pursuant to the Merger Agreement, (iii) the Company provides irrevocable and unconditional notice to Parent at least three business days prior to such termination that (A) it is ready, willing and able to consummate the Closing and (B) all conditions to the Company’s obligation to close have been satisfied or that it is willing to waive any unsatisfied conditions in order to consummate the Closing, and (iv) Parent and Merger Sub fail to consummate the Merger by the third business day after delivery of such notice; or (b) in order to enter into a definitive agreement with respect to a “Company Superior Proposal” (as defined in the Merger Agreement) in certain circumstances; and

•	the right of Parent to terminate the Merger Agreement in certain circumstances if the Board changes its recommendation in favor of the Merger.

The Merger Agreement provides that, upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay Parent a termination fee of $163,000,000, and Parent will be required to pay the Company a termination fee of (i) $136,000,000 or (ii) $272,000,000, in each case under certain specified circumstances.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants:

•

to use reasonable best efforts to conduct its operations in all material respects in the ordinary course of business during the period between the date of the Merger Agreement and the Closing, and not to engage in specified types of transactions during this period, subject to certain exceptions;

•	to convene a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval;

•

not to solicit alternative acquisition proposals, and subject to certain exceptions, not to engage in discussions or negotiations with respect to such proposals or provide information in connection with such proposals; and

•	subject to customary “fiduciary out” exceptions, recommend that the Company’s stockholders adopt the Merger Agreement.

The Company and the Parent Restructuring Entities have agreed that they will, and will cause certain of their affiliates to, use their reasonable best efforts to consummate the Merger and the Restructuring as promptly as practicable and in any event by the Outside Date (including any extensions thereto), including by (i) preparing and filing with the appropriate governmental entity all filings, forms, registrations and notifications required to be filed to consummate the Merger and the Restructuring, and to respond to inquiries from governmental entities, or provide any supplemental information that may be requested by governmental entities, in connection with such filings, (ii) agreeing to the sale, divestiture, license, holding separate, behavioral or other operational conditions, and other dispositions of and restrictions on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, the Company’s subsidiaries, each of the Parent, Merger Sub, CMG and an affiliate of Standard General and their respective affiliates, and (iii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company, the Company’s subsidiaries, each of Merger Sub, CMG and an affiliate of Standard General or their respective affiliates. The parties have agreed to file FCC and HSR applications within 10 business days after signing. In addition, the Parent Restructuring Entities are subject to certain obligations with respect to obtaining the consent of the FCC. Notwithstanding the foregoing, CMG and its affiliates (except Parent, Merger Sub and their respective subsidiaries) will not be required to agree to (a) the sale, divestiture, license or hold separate of any business, asset, property, product line, or equity interest of CMG other than the Company’s stations or any business, asset, property, product line, or equity interest of Parent, the Company (or the surviving entity of the Merger) or any of their respective subsidiaries, or (b) certain other behavioral or other operational conditions. In addition, each of the Parent Restructuring Entities is required to use its respective reasonable best efforts to consummate and make effective the Restructuring as promptly as practicable.

If the Merger is consummated, the shares of Common Stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Parent Restructuring Entities or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and the Parent Restructuring Entities and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”). The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading.

Parent Financing

Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. Funds managed by affiliates of Apollo Global Management and certain other investors have committed to purchase preferred equity interests in Parent at the closing of the Merger with an aggregate equity contribution equal to $925 million on the terms and subject to the conditions set forth in a preferred securities commitment letter.

Concurrently with the execution of the Merger Agreement, the Parent Restructuring Entities entered into the Contribution Agreement pursuant to which, subject to the terms and conditions set forth therein, the Parent Restructuring Entities will consummate the Restructuring. The Company is not a party to the Contribution Agreement, but has certain third-party beneficiary rights relating to its ability to specifically enforce the regulatory efforts covenants and certain other provisions set forth therein. The parties to the Contribution Agreement may not amend, waive, or terminate the Contribution Agreement if such action would prevent, materially impede, or materially delay the consummation of the Restructuring or the Merger or if such action relates to the termination or conditions to closing provisions of the Contribution Agreement.

Royal Bank of Canada, RBC Capital Markets, Bank of America, N.A., BofA Securities, Inc., Goldman Sachs Bank USA, Truist Bank, Truist Securities, Inc., BNP Paribas Securities Corp., BNP Paribas, Credit Suisse AG, Credit Suisse Loan Funding LLC, Jefferies Finance LLC, Mizuho Bank, Ltd., The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., MUFG Union Bank, N.A., MUFG Bank, Ltd. and MUFG Securities Americas Inc. (together with certain of their affiliates, the “Lenders”), have agreed to provide Parent with debt financing in an aggregate principal amount that is sufficient, when taken together with Parent’s equity financing, to pay the cash consideration required to complete the Merger and the transactions contemplated by the Merger Agreement, including the payment of any debt required to be satisfied and discharged in connection with the Merger. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to customary closing conditions, including the consummation of the Merger.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the SG Holders and CMG entered into a limited guarantee with the Company, pursuant to which they agreed to guarantee the obligations of Parent and Merger Sub with respect to the payment of the termination fees, damages and certain other specified payments under the Merger Agreement, in an amount not to exceed $272,000,000, subject to the terms and conditions set forth in such limited guarantee. Under certain circumstances set forth therein, funds managed by affiliates of Apollo Global Management have agreed to backstop the guarantee provided by CMG under the limited guarantee.

Item 8.01.	Other Events.

On February 22, 2022, the Company and Standard General issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and the following: (1) the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the proposed transaction and the related transactions involving the parties that could reduce the anticipated benefits of or cause the parties to abandon the proposed transaction, (2) risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals or the approval of the Company’s stockholders), and the related transactions involving the parties, in the anticipated timeframe or at all, (3) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, (4) disruption from the proposed transaction making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business, (5) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction or of the transactions involving the parties, (6) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction, (7) significant transaction costs, (8) the risk of litigation and/or regulatory actions related to the proposed transaction or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future, (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions, (10) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks, and (11) changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this Current Report on Form 8-K, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward looking statements. Forward-looking statements in this Current Report on Form 8-K may include, without limitation: statements about the potential benefits of the proposed acquisition, anticipated growth rates, the Company’s plans, objectives, expectations, and the anticipated timing of closing the proposed transaction.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file relevant materials with the U.S. Securities and Exchange Commission, including a proxy statement on Schedule 14A. The Company will mail to its stockholders a definitive proxy statement in connection with the proposed transaction. THE COMPANY URGES YOU TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors also will be able to obtain a free copy of the proxy statement and other documents (when available) filed by the Company with the SEC by accessing the Investors section of the Company’s website at http://tegna.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement when it is filed with the SEC. You may also find additional information about the Company’s directors and executive officers in the Company’s definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 26, 2021 and in subsequently filed Current Reports on Form 8-K, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. You can obtain free copies of these documents from the Company using the contact information above.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 22, 2022, by and among TEGNA Inc., Teton Parent Corp., Teton Merger Corp., and solely for purposes of certain provisions specified therein, Community News Media LLC, CNM Television Holdings I LLC, SGCI Holdings III LLC, P Standard General Ltd., Standard General Master Fund L.P., Standard General Master Fund II L.P., Standard General Focus Fund L.P., CMG Media Corporation, CMG Media Operating Company, LLC, CMG Farnsworth Television Holdings, LLC, CMG Farnsworth Television Operating Company, LLC, Teton Midco Corp., Teton Opco Corp., and CMG Farnsworth Television Acquisition Company, LLC.*

99.1	Press Release, dated as of February 22, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the U.S. Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEGNA INC.
(Registrant)

	By:	/s/ Akin S. Harrison
Akin S. Harrison
Senior Vice President and General Counsel
Date: February 22, 2022

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TEGNA INC.,

TETON PARENT CORP.,

TETON MERGER CORP.,

and (solely for purposes of certain provisions specified therein)

COMMUNITY NEWS MEDIA LLC,

CNM TELEVISION HOLDINGS I LLC,

SGCI HOLDINGS III LLC,

P STANDARD GENERAL LTD.,

STANDARD GENERAL MASTER FUND L.P.,

STANDARD GENERAL MASTER FUND II L.P.,

STANDARD GENERAL FOCUS FUND L.P.,

CMG MEDIA CORPORATION,

CMG MEDIA OPERATING COMPANY, LLC,

CMG FARNSWORTH TELEVISION HOLDINGS, LLC,

CMG FARNSWORTH TELEVISION OPERATING COMPANY, LLC,

TETON MIDCO CORP.,

TETON OPCO CORP.,

and

CMG FARNSWORTH TELEVISION ACQUISITION COMPANY, LLC

Dated as of February 22, 2022

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2022, is by and among TEGNA Inc., a Delaware corporation (the “Company”), Teton Parent Corp., a Delaware corporation and an indirect wholly owned Subsidiary of CMG (as defined below) (“Parent”), Teton Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Teton Merger Sub”) and, solely for purposes of (i) Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 6.5(f), Section 6.6(a), Section 6.6(c), Section 6.6(d), Section 6.6(g), Section 6.6(h), Section 6.6(j) and, solely to the extent related to such Sections, Article IX, Community News Media LLC, a Delaware limited liability company (“CNM”), CNM Television Holdings I LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CNM (“CNM Holdings”), SGCI Holdings III LLC, a Delaware limited liability company (“SGCI”), P Standard General Ltd., a British Virgin Islands exempted company (“PSG”), Standard General Master Fund L.P., a Cayman Islands limited partnership (“SG I”), Standard General Master Fund II L.P., a Cayman Islands limited partnership (“SG II”), and Standard General Focus Fund L.P., a Delaware limited partnership (“SG Focus”, and together with SGCI, PSG, SG I and SG II, the “SG Holders”), CMG Media Corporation, a Delaware corporation (“CMG”), CMG Media Operating Company, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CMG (“CMG Media”), CMG Farnsworth Television Holdings, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of CMG Media (“CMG Newco 1”), CMG Farnsworth Television Operating Company, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of CMG Newco 1 (“CMG Newco 2”), Teton Midco Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Midco”), Teton Opco Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Midco (“Opco”) and CMG Farnsworth Television Acquisition Company, LLC, a Delaware limited liability company and a wholly owned Subsidiary of CMG (“CNM Merger Sub” and together with Parent, Teton Merger Sub, CNM, CNM Holdings, the SG Holders, CMG, CMG Media, CMG Newco 1, CMG Newco 2, Midco and Opco, collectively, the “Parent Restructuring Entities”) and (ii) Section 6.1(c), Section 6.6 and, solely to the extent related to such Section, Article IX, CNM and CMG (Parent, Teton Merger Sub, CNM and CMG are collectively referred to as the “Parent Entities”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Teton Merger Sub shall be merged with and into the Company (the “Teton Merger”), with the Company surviving the Teton Merger as a wholly owned Subsidiary of Parent, and each outstanding share of Company Common Stock (other than Cancelled Shares, Converted Shares and Dissenting Shares) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the transactions contemplated by this Agreement, including the Teton Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, (c) resolved to recommend that the holders of Company Common Stock adopt this Agreement and (d) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof;

WHEREAS, the Board of Directors of Teton Merger Sub has unanimously (a) determined that the transactions contemplated by this Agreement, including the Teton Merger and the Restructuring, are advisable, fair to and in the best interests of Teton Merger Sub and its sole stockholder, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger and the Restructuring and (c) resolved to recommend that the sole stockholder of Teton Merger Sub adopt this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger and the Restructuring;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Apache Entities and certain other investors party thereto (the “Preferred Securities Investors”) is entering into the Preferred Securities Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, CMG, the SG Holders and each of the Apache Entities are entering into a limited guarantee with the Company pursuant to which each of CMG and the SG Holders is guaranteeing certain obligations of Parent and Teton Merger Sub hereunder (and the Apache Entities are providing a backstop guarantee of the obligations of CMG thereunder);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the other Parent Restructuring Entities are entering into the Contribution and Exchange Agreement, in the form attached as Exhibit A hereto (the “Contribution Agreement”); and

WHEREAS, Parent, Teton Merger Sub, the other Parent Restructuring Entities and the Company desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Teton Merger Sub, the other Parent Restructuring Entities and the Company agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Specified Definitions. As used in this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and non-use provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and which shall not contain any exclusivity provisions or other terms that would restrict in any manner the Company’s ability to consummate the Teton Merger or comply with its disclosure obligations to Parent and Teton Merger Sub pursuant this Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision.

“Additional Consideration” means (a) if the Closing Date occurs after November 22, 2022 and before February 22, 2023, an amount in cash equal to (i) $0.00166667 multiplied by (ii) the number of calendar days elapsed after November 22, 2022 to and including the Closing Date, (b) if the Closing Date occurs on or after February 22, 2023 and before March 22, 2023, an amount in cash equal to (i) $0.15333333 plus (ii)(A) $0.0025 multiplied by (B) the number of calendar days elapsed after February 22, 2023 to and including the Closing Date, (c) if the Closing Date occurs on or after March 22, 2023 and before April 22, 2023, an amount in cash equal to (i) $0.22333333 plus (ii)(A) $0.00333333 multiplied by (B) the number of calendar days elapsed after March 22, 2023 to and including the Closing Date and (d) if the Closing Date occurs on or after April 22, 2023 and before May 22, 2023, an amount in cash equal to (i) $0.3266667 plus (ii)(A) $0.00416667 multiplied by (B) the number of calendar days elapsed after April 22, 2023 to and including the Closing Date.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that, except in the case of the definition of “Company Material Adverse Effect,” “Parent Related Parties”, Section 5.10 (Certain Arrangements), Section 5.11 (Ownership of Shares of Company Common Stock), Section 5.15 (Restructuring Agreements), Section 6.6(e) (Regulatory Approvals; Efforts), Section 6.6(f) (Regulatory Approvals; Efforts) and Section 6.6(h) (Regulatory Approvals; Efforts); Section 6.8 (Public Announcements), Article VIII (Termination), and Section 9.17 (Non-Recourse), in no event shall any Parent Restructuring Entity or any of their respective Subsidiaries be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by affiliates of Apache (including any Preferred Securities Investor), nor shall any other portfolio company or investment fund affiliated with or managed by affiliates of Apache (including any Preferred Securities Investor) be considered to be an Affiliate of any Parent Restructuring Entity or any of their respective Subsidiaries. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Apache” means Apollo Management IX, L.P.

“Apache Entities” means Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners IX, L.P. and Apollo Overseas Partners (Lux) IX, SCSp.

“Available Cash” means the amount of cash (if any) of the Company and its Subsidiaries available on the Closing Date.

“Book-Entry Shares” means shares of Company Common Stock that, immediately prior to the Teton Merger Effective Time, are not represented by Certificates but are represented in book-entry form.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020).

“Certificate” means a stock certificate that, immediately prior to the Teton Merger Effective Time, represents shares of Company Common Stock.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means a collective bargaining agreement, labor union contract, or trade union agreement.

“Communications Act” means the Communications Act of 1934.

“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including each pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including each “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, that is maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee or director of the Company or any of its Subsidiaries, other than a Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.

“Company Equity Awards” means the Company Restricted Stock Awards, Company RSU Awards, Company PSU Awards and Company Phantom Share Unit Awards.

“Company Lease” means any lease, sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Superior Proposal” means a bona fide written Company Takeover Proposal, substituting “50%” for “20%” in the definition thereof, that the Company Board determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, taking into account such factors as the Company Board considers in good faith to be appropriate (e.g., the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Company Takeover Proposal, including the terms and conditions (including financing terms) thereof, and such other factors as the Company Board considers to be relevant in good faith (including proposed revisions to this Agreement made by Parent prior to the time of such determination)), to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement.

“Company Takeover Proposal” means any bona fide proposal or offer made by any Person or group (as such term is used in Section 13(d) of the Exchange Act) of related Persons (including the Company’s stockholders, but excluding Parent, the other Parent Restructuring Entities, the Investors and their Affiliates), and whether involving a transaction or series of related transactions, for, or that would reasonably be expected to lead to, a direct or indirect acquisition, including by merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation, stock acquisition, asset acquisition, tender offer, joint venture or similar transaction involving the Company or any of its Subsidiaries (a) of assets or businesses representing more than 20% of the revenues, net income or assets of the Company and its Subsidiaries, in each case on a consolidated basis (in each case, including securities of the Subsidiaries of the Company or of any entity surviving a merger with such Subsidiary) or (b) of more than 20% of the beneficial ownership or voting power of the shares of Company Common Stock (or options, warrants to purchase or securities convertible into or exchangeable therefor) then issued and outstanding.

“Company Termination Fee” means an amount in cash equal to $163,000,000.

“Compliant” means, with respect to the Required Information, that: (a) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information in light of the circumstances under which it was made available, not misleading, (b) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Debt Financing Parties to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or binding obligation.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof (including the “Delta” variant) or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (i) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, decree, judgment, injunction or other order, directive, guidelines or recommendations promulgated by any Governmental Entity of competent jurisdiction, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in response to COVID-19, including, the CARES Act, Families First Act and American Rescue Plan Act of 2021 or (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company and its Subsidiaries (A) for the protection of the health or safety of the employees, partners, patients, vendors, service providers of the Company and its Subsidiaries, (B) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries, or (C) that are otherwise substantially consistent with actions taken by others in the industries or geographic regions in which the affected businesses of the Company or Parent or any of its respective Subsidiaries operate, in each case, in connection with or in response to COVID-19.

“Credit Agreement” means the Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of December 13, 2004 and effective as of January 5, 2005, and as amended and restated as of August 5, 2013, as further amended as of June 29, 2015, as further amended as of September 30, 2016, as further amended as of August 1, 2017, as further amended as of June 21, 2018, as further amended as of August 15, 2019 and as further amended as of June 11, 2020, among the Company, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Debt Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Teton Merger, including the parties to the Debt Commitment Letter and any joinder agreements, engagement letters, purchase or underwriting agreements, indentures or credit agreements relating thereto (the “Debt Financing Entities”) and their respective representatives, successors and assigns; provided, that the Investors (in their capacities as such), Parent, Teton Merger Sub and each other Parent Restructuring Entity shall not be Debt Financing Parties.

“Deferred Compensation Plan” means each of the (i) TEGNA Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals, as amended and (ii) TEGNA Inc. Deferred Compensation Plan Restatement Rules for Pre-2005 Deferrals, as amended.

“Distribution Matters” means all matters related to the distribution, via MVPD or otherwise (including, for clarity, via over-the-top platforms) of the Company Stations or programming content thereof.

“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Existing Company Notes” means, collectively, the notes and debentures issued pursuant to the Indentures.

“FCC” means the U.S. Federal Communications Commission.

“FCC Applications” means those applications (including the Petition for Declaratory Ruling) required to be filed with the FCC to obtain the approvals of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement and the Contribution Agreement (excluding the Post-Closing Transfers).

“FCC Consent” means the grant by the FCC of the FCC Applications (including the Petition for Declaratory Ruling), regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Indebtedness” means, with respect to any Person, all obligations of such Person with respect to (i) borrowed money, (ii) notes, bonds, debentures or other debt securities or similar instruments, (iii) the deferred purchase price of property or services, including amounts payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than trade payables not overdue by more than sixty (60) days incurred in the ordinary course of such Person’s business), (iv) any interest rate, currency or other hedging arrangement (assuming they were terminated on the date of determination), (v) any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) under leases that have been (or should have been) recorded as finance leases in accordance with GAAP, (vii) letters of credit, assurances against loss, bankers’ acceptances or similar facilities, (viii) guarantees of any Indebtedness of another Person and (ix) all indebtedness and other payment obligations referred to in clause (i) through clause (viii) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Indentures” means, collectively:

(1) that certain indenture, dated as of March 1, 1983, as subsequently amended, supplemented or otherwise modified, including by that (i) thirteenth supplemental indenture, dated as of September 13, 2019, relating to the Company’s 5.000% Senior Notes due 2029, (ii) fourteenth supplemental indenture, dated as of January 9, 2020, relating to the Company’s 4.625% Senior Notes due 2028 and (iii) fifteenth supplemental indenture, dated as of September 10, 2020, relating to the Company’s 4.750% Senior Notes due 2026; and

(2) that certain indenture, dated as of June 1, 1997, as subsequently amended, supplemented or otherwise modified, relating to the Company’s 7.75% Senior Debenture due 2027 and the Company’s 7.25% Senior Debentures due 2027.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world associated with: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, and all applications and registrations therefor (collectively, “Marks”); (c) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors (collectively, “Copyrights”); (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets and industrial secret rights, inventions (whether or not patentable), and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”).

“Intervening Event” means any event, change, occurrence or development with respect to the Company or its Subsidiaries, that (i) was not known or reasonably foreseeable to the Company Board (or any committee thereof) as of the date hereof and (ii) first becomes known to the Company Board (or any committee thereof) after the execution of this Agreement and prior to obtaining the Company Stockholder Approval; provided, however, that any event, change, occurrence or development (a) that involves or relates to a Company Takeover Proposal or a Company Superior Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Company Takeover Proposal” or “Company Superior Proposal”) or (b) solely resulting from any change, in and of itself, after the execution and delivery of this Agreement in the market price or trading volume of the Company Common Stock (excluding any underlying causes thereof), shall not be deemed to constitute an Intervening Event.

“Investors” means the Apache Entities, the SG Holders and any other Preferred Securities Investors.

“IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

“Knowledge” means (a) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.1 of the Parent Disclosure Schedule and (b) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Schedule.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws and non-exclusive licenses granted in the ordinary course of business.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“Marketing Period” means the first period of eighteen consecutive days commencing after the date of this Agreement throughout which and at the end of which (a) Parent has the Required Information and the Required Information is Compliant (provided that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver such financial statements to the Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Information” with respect thereto), (b) the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied), and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied), assuming that such conditions were applicable at any time during such eighteen consecutive day period; provided that (i) if the Marketing Period has not ended on or prior to August 19, 2022, the Marketing Period shall not commence earlier than September 6, 2022, (ii) if the Marketing Period has not ended on or prior to December 16, 2022, the Marketing Period shall not commence earlier than January 3, 2023 and (iii) May 30, 2022, July 4, 2022, July 5, 2022, November 24, 2022 and November 25, 2022 shall not constitute days for purposes of calculating such eighteen consecutive day period (provided, however, that such exclusion shall not restart such period); provided, further, that if the Company shall in good faith reasonably believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery of Required Information), in which case the Company shall be deemed to have complied with such obligation to deliver Required Information on the date such notice is delivered to Parent, unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith and with specificity which items of the Required Information the Company has not delivered). Notwithstanding the foregoing, (a) the Marketing Period will end on any earlier date that is the date on which the Debt Financing is closed and (b) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the eighteen consecutive day period referenced herein, (i) the Company’s independent auditor has withdrawn its audit opinion or announced its intention to do so with respect to any audited financial statements that are included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such independent auditor or another independent public accounting firm reasonably acceptable to Parent or such auditor has announced that it has concluded that no restatement will be required in accordance with GAAP and that it no longer intends to withdraw its audit opinion, (ii) the Company issues a public statement indicating its intent to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with GAAP, (iii) any Required Information would not be Compliant at any time during such eighteen consecutive day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such eighteen consecutive day period, then the Marketing Period will be deemed not to have started unless and until the Required Information becomes Compliant) or otherwise meet the requirements of “Required Information” as defined, in each case unless and until the Required Information becomes Compliant or otherwise meets the requirements of “Required Information” as defined, as applicable, or (iv) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (A) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed; and (B) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth day after such report has been filed.

“MVPD” means any multi-channel video programming distributor, including cable systems, wireline telecommunications companies and direct broadcast satellite systems (in each case, solely to the extent that such system or company qualifies as a multi-channel video programming distributor, as such term is defined by the FCC).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, consent decree, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity, whether civil, criminal or administrative.

“Parent Financing Termination Fee” means an amount in cash equal to $272,000,000.

“Parent Regulatory Termination Fee” means an amount in cash equal to $136,000,000; provided that, only if (a) the Parent Regulatory Termination Fee is due and payable pursuant to Section 8.3(b)(ii)(A) or Section 8.3(b)(ii)(B), and a Parent Restructuring Entity is in material breach of Section 6.6, or (b) the Parent Regulatory Termination Fee is due and payable pursuant to Section 8.3(b)(ii)(C), then the Parent Regulatory Termination Fee shall be increased to an amount in cash equal to $272,000,000.

“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established by the Company or Parent, as applicable, in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (i) with respect to Liabilities that are not yet due and payable, (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof in accordance with GAAP or (iii) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company or Parent, as applicable, and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company or Parent, as applicable, and its Subsidiaries and their assets are materially in compliance with the same, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries, (f) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the applicable real property or otherwise materially impair the business operations of the Company or Parent, as applicable, and its Subsidiaries or (g) Liens to be released at or prior to Closing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding, in each case, by or before any Governmental Entity.

“Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.

“Radio Stations” means the radio stations owned and operated by the Company or any of its Subsidiaries, all of which are listed on Section 1.1(b) of the Company Disclosure Schedule.

“Required Information” means (a) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type customarily included in offering memoranda for offering(s) of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements and all unaudited financial statements (which will have been reviewed by the Company’s independent accountants as provided in Statement on Auditing Standards 100)) and (b) such other pertinent and customary information regarding the Company and its Subsidiaries (including their assets and stations) (i) requested by Parent to the extent that such information is required in connection with the Debt Commitment Letter or the Debt Financing or of the type and form customarily included in offering memoranda for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter or marketing documents used in connection with the Debt Financing or (ii) as otherwise necessary to receive from the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this definition, nothing herein will require the Company or any of its Affiliates to provide (or be deemed to require any of them to prepare) any (A) pro forma financial statements, (B) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for private placements of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (C) risk factors relating to all or any component of the Debt Financing, (D) (1) historical financial statements or other information required by Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule

13-02 of Regulation S-X under the Securities Act, (2) any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (3) separate Subsidiary financial statements, (E) projections or (F) information regarding any post-Closing or pro-forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing. The information described in clauses (A)-(F) of this definition is collectively referred to as the “Excluded Information.”

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

“Sierra” means Standard General L.P.

“Sharing Agreement” means a time brokerage, local marketing or shared services Contract with respect to a television broadcast station.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (a) such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) of which such first Person is a general partner or managing member.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, and property (real or personal) or other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Return” means any return, declaration, report or similar filing filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“TV Stations” means all television broadcast stations (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations (including Class A stations) and TV translator stations owned by the Company or any of its Subsidiaries.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Section

Actions	Section 9.4(b)(i)
Agreement	Preamble
Apache Confidentiality Agreement	Section 6.2(c)
BIPOC	Section 6.17
Bonus Period	Section 6.5(b)
Bonus Plans	Section 6.5(b)
Cancelled Shares	Section 3.1(a)(ii)
Change	Section 4.1(c)
Chosen Courts	Section 9.4(b)(iii)
Clearance Date	Section 6.4(a)
Closing	Section 2.2
Closing Date	Section 2.2
CMG	Preamble
CMG Media	Preamble
CMG Newco 1	Preamble
CMG Newco 2	Preamble
CNM	Preamble
CNM Holdings	Preamble
CNM Merger Sub	Preamble
Commitment Letters	Section 5.13(b)
Company	Preamble
Company Acquisition Agreement	Section 6.3(e)(ii)
Company Adverse Recommendation Change	Section 6.3(e)(i)
Company Board	Recitals
Company Common Stock	Section 4.2(a)

Company Disclosure Schedule	Article IV
Company Employees	Section 6.5(a)
Company Indenture Officers’ Certificates	Section 6.16(a)
Company Internal Controls Disclosures	Section 4.6
Company Material Adverse Effect	Section 4.1(c)
Company Material Contracts	Section 4.19(a)
Company Note Offers and Consent Solicitations	Section 6.16(a)
Company Organizational Documents	Section 4.1(b)
Company Phantom Share Unit Award	Section 3.3(c)
Company PSU Award	Section 3.3(b)
Company Recommendation	Section 4.3
Company Redemption Notice	Section 6.16(b)
Company Redemption Officers’ Certificates	Section 6.16(b)
Company Registered Intellectual Property	Section 4.18(a)
Company Related Parties	Section 8.3(e)(i)
Company Restricted Stock Award	Section 3.3(a)
Company RSU Award	Section 3.3(b)
Company SEC Documents	Section 4.5(a)
Company Station License	Section 4.9(a)
Company Stations	Section 4.9(a)
Company Stockholder Approval	Section 4.3
Company Stockholders’ Meeting	Section 6.4(b)
Company Supplemental Indenture	Section 6.16(a)
Confidentiality Agreements	Section 6.2(c)
Consent Solicitations	Section 6.16(a)
Continuation Period	Section 6.5(a)
Contribution Agreement	Recitals
control	See definition of Affiliate
controlled by	See definition of Affiliate
Converted Shares	Section 3.1(a)(ii)
Copyrights	See definition of Intellectual Property
Covered Persons	Section 6.9(a)
D&O Insurance	Section 6.9(c)
Debt Commitment Letter	Section 5.13(a)
Debt Financing	Section 5.13(a)
Debt Financing Entities	See definition of Debt Financing Parties
Debt Financing Related Parties	Section 9.14
Debt Offer Documents	Section 6.16(a)
Definitive Agreements	Section 6.15(a)(ii)
DGCL	Recitals
Disclosure Schedule	Section 9.16
Dissenting Shares	Section 3.1(b)(i)
Enforceability Exceptions	Section 4.3
Enforcement Expenses	Section 8.3(d)
Environmental Laws	Section 4.10(a)
Excluded Information	See definition of Required Information

Existing Credit Facilities Termination	Section 6.16(c)
Extension Date	Section 8.1(b)
Financing	Section 5.13(b)
Financing Amount	Section 5.13(e)
GAAP	Section 4.5(b)(ii)
Guarantee	Section 5.14
HSR Act	Section 4.4(a)(v)
IRS	Section 4.11(a)(iv)
Laws	Section 4.8(a)
Marks	See definition of Intellectual Property
Maximum Company Liability Amount	Section 8.3(e)(ii)
Maximum Parent Liability Amount	Section 8.3(e)(i)
Merger Consideration	Section 3.1(a)(iii)
Midco	Preamble, Preamble
Multiemployer Plan	Section 4.11(e)
Offers to Purchase	Section 6.16(a)
Opco	Preamble
Outside Date	Section 8.1(b)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	Article V
Parent Entities	Preamble
Parent Material Adverse Effect	Section 5.1(b)
Parent Related Parties	Section 8.3(e)(i)
Parent Restructuring Entities	Preamble
Patents	See definition of Intellectual Property
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(b)
Payoff Amount	Section 6.16(c)(i)
Petition for Declaratory Ruling	Section 5.6
Post-Closing Plans	Section 6.5(c)
Post-Closing Transfers	Section 6.2(d)
Preferred Securities Commitment Letter	Section 5.13(b)
Preferred Securities Financing	Section 5.13(b)
Preferred Securities Investors	Recitals
Prohibited Modifications	Section 6.15(b)(i)(D)
Proxy Statement	Section 4.14
PSG	Preamble
Qualified Plan	Section 4.11(c)
Qualifying Transaction	Section 8.3(a)(ii)
Redemption	Section 6.16(b)
Reimbursement Obligations	Section 6.16(d)
Renewal Application	Section 6.6(d)
Representatives	Section 5.16
Restructuring	Section 5.15

Restructuring Agreements	Section 5.15
Sarbanes-Oxley Act	Section 4.5(a)
SG Focus	Preamble
SG Holders	Preamble
SG I	Preamble
SG II	Preamble
SGCI	Preamble
Sierra Confidentiality Agreement	Section 6.2(c)
Sierra/Apache Arrangements	Section 5.15
Specified Date	Section 4.2(a)
Specified Personnel	Section 6.1(c)
Surviving Company	Section 2.1
Takeover Statute	Section 4.23
Teton Certificate of Merger	Section 2.3
Teton Merger	Recitals
Teton Merger Effective Time	Section 2.3
Teton Merger Sub	Preamble
Trade Secrets	See definition of Intellectual Property
Transaction Approvals	Section 4.4(a)
under common control with	See definition of Affiliate

ARTICLE II.

THE TETON MERGER

Section 2.1 The Teton Merger. At the Teton Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Teton Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Teton Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Teton Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.

Section 2.2 Closing. The closing of the Teton Merger (the “Closing”) shall take place (a) at 10:00 a.m. local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, or remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the day on which the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than any condition that by its nature is to be satisfied at the Closing, but subject to satisfaction or waiver of all such conditions), the Closing shall be delayed and occur instead on the date following such satisfaction or waiver of such conditions that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior written notice to the Company and (ii) three Business Days following the final day of the Marketing Period (subject, in each case of (i) and (ii), to the satisfaction or waiver (to the extent permitted hereunder) of all conditions set forth in Article VII (other than any condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing)) or (b) at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.3 Teton Merger Effective Time. On the Closing Date, the Company and Teton Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Teton Certificate of Merger”), executed in accordance with, and containing such information as is required by, the applicable provisions of the DGCL in order to effect the Teton Merger. The Teton Merger shall become effective at such time as the Teton Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other time as may be agreed between the parties hereto and specified in the Teton Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Teton Merger Effective Time”).

Section 2.4 Effects of the Teton Merger. The effects of the Teton Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.

Section 2.5 Organizational Documents of the Surviving Company.

(a) At the Teton Merger Effective Time, the certificate of incorporation of Teton Merger Sub, as in effect immediately prior to the Teton Merger Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “TEGNA Inc.” and provided that the certificate of incorporation of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Teton Merger Effective Time than are currently set forth in the certificate of incorporation of the Company.

(b) At the Teton Merger Effective Time, the bylaws of Teton Merger Sub, as in effect immediately prior to the Teton Merger Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “TEGNA Inc.” and provided that the bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Teton Merger Effective Time than are currently set forth in the bylaws of the Company.

Section 2.6 Directors. The directors of Teton Merger Sub immediately prior to the Teton Merger Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Section 2.7 Officers. Except as otherwise determined by Parent prior to the Teton Merger Effective Time, the officers of the Company immediately prior to the Teton Merger Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Company.

ARTICLE III.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

(a) At the Teton Merger Effective Time, by virtue of the Teton Merger and without any action on the part of Parent, the Company, Teton Merger Sub or any holder of Company Common Stock or shares of common stock of Teton Merger Sub:

(i) Common Stock of Teton Merger Sub. Each share of common stock, par value $0.01 per share, of Teton Merger Sub issued and outstanding immediately prior to the Teton Merger Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. From and after the Teton Merger Effective Time, all certificates representing shares of common stock of Teton Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation and Conversion of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Teton Merger Effective Time that is owned by Parent or owned or held in treasury by the Company, other than shares of Company Common Stock held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (such shares of Company Common Stock, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Teton Merger Effective Time that is owned or held by any wholly owned Subsidiary of the Company, other than shares of Company Common Stock held on behalf of third parties, shall be converted into such number of shares of stock of the Surviving Company such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Company immediately following the Teton Merger Effective Time as such Subsidiary owned in the Company immediately prior to the Teton Merger Effective Time (such shares of Company Common Stock, the “Converted Shares”).

(iii) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Teton Merger Effective Time (other than Cancelled Shares, Converted Shares and Dissenting Shares) shall be automatically converted into the right to receive (A) $24.00 in cash, without interest, plus (B) the Additional Consideration, if any, without interest (collectively, the “Merger Consideration”) in accordance with the provisions of Section 3.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 3.2(i)).

Each share of Company Common Stock converted into the right to receive Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Teton Merger Effective Time, and all Book-Entry Shares and Certificates that, immediately prior to the Teton Merger Effective Time, represented any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such shares have been converted pursuant to this Section 3.1.

(b) Shares of Dissenting Stockholders.

(i) Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Teton Merger Effective Time (other than the Cancelled Shares and the Converted Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to such shares held by any such holder (such shares of Company Common Stock, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Teton Merger Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereupon be no longer considered Dissenting Shares under this Agreement and shall be treated as if they had been converted into, at the Teton Merger Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company shall remain liable for payment of the Merger Consideration for such shares. At the Teton Merger Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(ii) The Company shall give Parent (A) prompt notice (but in any event within two (2) Business Days of receipts) of any demands (or threats in writing thereof) received by the Company for appraisals of any shares of its capital stock under Section 262 of the DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent may be given, conditioned or withheld in Parent’s sole discretion), make any payment with respect to any such demands for appraisal or settle or offer to settle any such demands, or agree to do any of the foregoing.

(c) Certain Adjustments. If, between the date of this Agreement and the Teton Merger Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Exchange of Certificates.

(a) Appointment of Paying Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. Prior to or as of the Teton Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock that are converted in accordance with this Agreement, a cash amount that, when taken together with any Available Cash which the Company shall deposit with the Paying Agent at the Teton Merger Effective Time (to the extent requested by Parent), is sufficient to pay the aggregate Merger Consideration payable pursuant to this Article III (such cash, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments of the Merger Consideration pursuant to this Article III.

(c) Exchange Procedures. As promptly as practicable (and no later than the fifth Business Day) after the Teton Merger Effective Time, Parent shall cause the Paying Agent to mail (i) to each holder of record of one or more Certificates whose shares of Company Common Stock were converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(a)(iii), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (ii) to each holder of record of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(a)(iii), instructions for use in effecting the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of one or more Certificates, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, and each holder of record of Book-Entry Shares, upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request), shall be entitled to receive in exchange therefor the amount of Merger Consideration to which such holder is entitled pursuant to Section 3.1(a)(iii), and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer or stock records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(c), each Certificate or Book-Entry Share shall be deemed at any time after the Teton Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.

(d) No Further Ownership Rights in Company Common Shares. From and after the Teton Merger Effective Time, subject to applicable Law in the case of Dissenting Shares, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(c), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Teton Merger Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Teton Merger Effective Time. If, after the Teton Merger Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(e) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that any such investments shall be in obligations of, or guaranteed by, the United States government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Teton Merger Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Payment Fund. Any net profits resulting from or income arising out of such investments shall be paid to the Surviving Company.

(f) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 12 months after the Teton Merger Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article III, without any interest thereon.

(g) No Liability. Subject to applicable Law, none of Parent, the Company, Teton Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding Rights. Each of the Company, the Surviving Company, Parent, Teton Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(f), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

Section 3.3 Treatment of Company Equity Awards.

(a) At the Teton Merger Effective Time, and without duplication of Section 3.1(a)(iii), each restricted stock award in respect of shares of Company Common Stock (a “Company Restricted Stock Award”) that is outstanding as of immediately prior to the Teton Merger Effective Time shall be cancelled by virtue of the Teton Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than five Business Days) following the Teton Merger Effective Time, the Merger Consideration (without interest and less such amounts as are required to be withheld or deducted under applicable Tax Law with respect to the making of such payment) with respect to the number of shares of Company Common Stock subject to such Company Restricted Stock Award as of immediately prior to the Teton Merger Effective Time.

(b) At the Teton Merger Effective Time, each time-based restricted stock unit award in respect of shares of Company Common Stock (a “Company RSU Award”) and each performance-based restricted stock unit or performance share award in respect of shares of Company Common Stock (a “Company PSU Award”), in each case, whether vested or unvested and that is outstanding as of immediately prior to the Teton Merger Effective Time, shall be cancelled by virtue of the Teton Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than five Business Days) following the Teton Merger Effective Time, the Merger Consideration (without interest and less such amounts as are required to be withheld or deducted under applicable Tax Law with respect to the making of such payment) with respect to the number of shares of Company Common Stock subject to such Company RSU Award or Company PSU Award as of immediately prior to the Teton Merger Effective Time. With respect to each Company PSU Award, the number of shares subject to such award as of immediately prior to the Teton Merger Effective Time shall be determined in accordance with the provisions of the applicable award agreement that apply upon a “Change in Control” (within the meaning of the applicable award agreement) or, in the case of each Company PSU Award granted in 2021, such number of shares shall be equal to the greater of (i) the number of shares determined in accordance with the provisions of the applicable award agreement that apply upon a “Change in Control” and (ii) the number of shares that would be paid under such Company PSU Award assuming the Company’s actual performance versus target performance for 2021 was also achieved for 2022, with any associated performance determinations to be made by the Leadership Development and Compensation Committee of the Company Board immediately prior to the Teton Merger Effective Time. Notwithstanding the foregoing, the Merger Consideration payable with respect to a Company RSU Award or Company PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(c) At the Teton Merger Effective Time, each hypothetical investment in Company Common Stock under the Deferred Compensation Plan (other than a Company RSU Award) with a value equal to the value of a share of Company Common Stock (a “Company Phantom Share Unit Award”) shall, automatically and without any action on the part of the holder thereof, be converted by virtue of the Teton Merger and without any action on the part of the holder thereof, into an amount equal to the Merger Consideration with respect to the number of shares of Company Common Stock subject to such Company Phantom Share Unit Award as of immediately prior to the Teton Merger Effective Time. For clarity, any Company RSU Award or Company Restricted Stock Award (or right thereto) that has been deferred under the Deferred Compensation Plan shall be considered a Company RSU Award and treated in accordance with Section 3.3(b).

(d) At or prior to the Teton Merger Effective Time, the Company shall adopt appropriate resolutions of the Company Board (or any committee thereof) approving the treatment of Company Equity Awards contemplated by this Section 3.3.

Section 3.4 Further Assurances. Subject to the terms and conditions of this Agreement, if at any time before the Teton Merger Effective Time, Parent or the Company reasonably believes that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Teton Merger, then Parent, Teton Merger Sub and the Company and their respective officers and directors shall execute and deliver all such instruments, deeds, assignments or assurances reasonably necessary to consummate the Teton Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any Company SEC Document publicly filed after January 1, 2020 and at least one Business Day prior to the date of this Agreement (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections to the extent they are cautionary, predictive or forward-looking in nature), it being agreed that this clause (a) shall not be applicable to Section 4.1, Section 4.2, Section 4.3 or Section 4.4, or (b) subject to Section 9.16, as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Teton Merger Sub as follows:

Section 4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents are in full force and effect, and the Company is not in material violation of any of their provisions. Section 4.1(b) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company.

(c) As used in this Agreement, “Company Material Adverse Effect” means any effect, change, event, occurrence or development (each, a “Change”) that, individually or in the aggregate with other Changes, has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, excluding, however, the impact of (i) any Changes in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any Changes in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any Changes in or affecting domestic or any foreign interest or exchange rates, (ii) Changes after the date of this Agreement in GAAP or official interpretation thereof, (iii) Changes after the date of this Agreement in applicable Law or in the official interpretation or enforcement thereof, (iv) Changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (v) Changes in the business or regulatory conditions affecting the broadcast television industry, (vi) the announcement or the existence of, compliance with or performance under (in each case except for the obligation of the Company and its Subsidiaries set forth in Section 6.1(a)) the express terms of this Agreement or the transactions contemplated hereby, including resulting from or relating to the identity of Parent, Teton Merger Sub, any of the other Parent Restructuring Entities, any of the Investors or any of their respective Affiliates (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners), except that this clause (vi) shall not apply to the representations and warranties set forth in Sections 4.4 and 4.11(i), (vii) natural disasters or weather or public health developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, mudslides and wildfires, epidemics, pandemics, plagues or disease outbreaks, manmade disasters or acts of God, (viii) any matter set forth in Section 4.1(c) of the Company Disclosure Schedule or is otherwise disclosed (including as deemed disclosed pursuant to the preamble to this Article IV or Section 9.16) with respect to the representations and warranties in Section 4.12(a), (ix) compliance by the Company and its Subsidiaries with applicable Law, (x) any Changes arising out of COVID-19 or the implementation or compliance by the Company and its Subsidiaries of or with any COVID-19 Measures, (xi) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred (or would reasonably be expected to occur) to the extent not otherwise excluded in this definition), (xii) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred (or would reasonably be expected to occur) to the extent not otherwise excluded in this definition (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded in this definition; provided, further, that this clause (xii) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any projections, guidance, budgets, forecasts or estimates)), (xiii) seasonal Changes on the business, operations or financial condition of the Company, (xiv) except for obligations of the Company and its Subsidiaries set forth in Section 6.1(a), any action required by this Agreement, and any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent, Teton Merger Sub or any of the other Parent Restructuring Entities or their respective Representatives after the date of this Agreement, (xv) the failure to take any action requiring Parent’s or CNM’s consent pursuant to this Agreement that is not taken as a result of the failure of Parent or CNM to consent to such action (under circumstances where under the terms hereof Parent’s or CNM’s consent is required) following request for such consent, (xvi) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Teton

Merger, (xvii) the failure to obtain any approvals or consents from any Governmental Entity or other Person in connection with the transactions contemplated by this Agreement or (xviii) any breach by Parent, Teton Merger Sub or any of the other Parent Restructuring Entities of this Agreement; provided, however, that, to the extent such Change referred to in clauses (i), (ii), (iii), (iv), (v) or (vii) has a disproportionate adverse effect on the business, operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, relative to others in the broadcast television industry, only the incremental disproportionate Change may be taken into account when determining whether there has been or would reasonably be expected to be a “Company Material Adverse Effect”.

Section 4.2 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 800,000,000 shares of common stock, par value $1.00 per share (the “Company Common Stock”) and 2,000,000 shares of preferred stock, par value $1.00 per share. As of February 18, 2022 (the “Specified Date”), (i) 221,568,258 shares of Company Common Stock were issued and outstanding (not including shares held in treasury but including 24,623 shares subject to Company Restricted Stock Awards), (ii) 102,874,997 shares of Company Common Stock were held in treasury, (iii) 3,174,663 shares of Company Common Stock were subject to Company RSU Awards, (iv) 3,395,527 shares of Company Common Stock were subject to Company PSU Awards (assuming achievement of the applicable performance goals at the maximum level) and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

(b) Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company or (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any equity security issued by the Company. Since the Specified Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any shares of capital stock of the Company (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

(c) Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(d) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights in favor of any Person other than the Company or a Subsidiary of the Company. Except for equity interests in the Company’s Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person).

(e) As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange or sell for sale any shares of capital stock or other equity interests of any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of any Subsidiary of the Company or (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company’s Subsidiaries.

(f) Since the Specified Date and through the date of this Agreement, all dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company that have been declared or authorized prior to the date hereof have been paid in full.

(g) As of the date of this Agreement, there is no outstanding Indebtedness of the Company and its Subsidiaries in excess of $5,000,000 in principal amount, other than Indebtedness identified by instrument in Section 4.2(g) of the Company Disclosure Schedule and the intercompany Indebtedness set forth in Section 4.2(g) of the Company Disclosure Schedule.

Section 4.3 Corporate Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Teton Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval and the filing of the Teton Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of the Company or vote of the Company’s stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Teton Merger. The Company Board has (a) determined that the transactions contemplated by this Agreement, including the Teton Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, (c) resolved to recommend that the holders of Company Common Stock adopt this Agreement (the “Company Recommendation”) and (d) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Teton Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief(the “Enforceability Exceptions”).

Section 4.4 Consents and Approvals; No Violation.

(a) Other than in connection with or in compliance with (i) the filing of the Teton Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws; (iii) the rules and regulations of the New York Stock Exchange; (iv) the Communications Act and the FCC Rules; and (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) (clauses (i) - (v), collectively, the “Transaction Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially impair or materially delay the ability of the Company to consummate the Teton Merger by the Outside Date.

(b) The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, except as would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially impair or materially delay the ability of the Company to consummate the Teton Merger by the Outside Date, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially impair or materially delay the ability of the Company to consummate the Teton Merger by the Outside Date.

Section 4.5 Reports and Financial Statements.

(a) The Company has timely filed with or furnished to the SEC all forms, documents and reports required to be filed with or furnished by it to the SEC on or after January 1, 2020 (all such forms, documents and reports, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2020 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. None of the Company or its Subsidiaries is a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) not otherwise disclosed in its consolidated financial statements included in the Company SEC Documents where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s consolidated financial statements. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 4.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2020, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting and (iii) any material claim or allegation regarding any of the foregoing (any such disclosures, the “Company Internal Controls Disclosures”). The Company has made available to Parent copies of any Company Internal Controls Disclosures existing as of the date hereof. Since January 1, 2020, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor the Company’s independent auditor has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries, or their respective internal accounting controls.

Section 4.7 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (a) Liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2020 (including any notes thereto) or the unaudited interim consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, (b) Liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law, (c) Liabilities incurred in the ordinary course of business since September 30, 2021, (d) Liabilities that have been discharged or paid in full in the ordinary course of business and (e) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Compliance with Law; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law in a material respect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.

(c) Notwithstanding anything contained in this Section 4.8, no representation or warranty shall be deemed to be made in this Section 4.8 in respect of the matters referenced in any other section of this Article IV, including in respect of environmental, Tax, FCC, employee benefits or labor matters.

Section 4.9 Company Station Licenses.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a true and complete list of all TV Stations and Radio Stations (collectively, the “Company Stations”), and, with respect to each such Company Station, all material authorizations issued by the FCC with respect to such Company Station (each, a “Company Station License”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) each of the Company Station Licenses is held by the Company or one of its Subsidiaries, as the case may be and (B) each of the Company Station Licenses is in effect in accordance with its terms and has not been revoked, suspended, canceled, rescinded, terminated or expired;

(ii) the Company and its Subsidiaries (A) are, and since January 1, 2020 have been, with respect to each Company Station, in compliance with the Communications Act and the FCC Rules and the terms of the applicable Company Station License, (B) hold all FCC authorizations necessary to operate the Company Stations as they are currently being operated, (C) have timely filed all registrations and reports required to have been filed with the FCC relating to the Company or the Company Station Licenses, and (D) have paid or caused to be paid all FCC regulatory fees due in respect of the Company and its Subsidiaries;

(iii) there is not (A) pending, or, to the Knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any Company Station License (other than in connection with proceedings of general applicability) or (B) issued or outstanding, by or before the FCC, any (1) order to show cause, (2) notice of violation, (3) notice of apparent liability or (4) order of forfeiture, in each case, against the Company Stations, the Company or any of its Subsidiaries that would reasonably be expected to result in any action described in the foregoing clause (A) with respect to the Company Station Licenses; and

(iv) (A) to the Knowledge of the Company there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Company or the Company Stations, other than proceedings affecting broadcast stations of such type generally, and (B) neither the Company nor any of its Subsidiaries, nor any of the Company Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Company Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement.

(c) The Company Station Licenses have been issued for the terms expiring as indicated on Section 4.9(a) of the Company Disclosure Schedule and the Company Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Company Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 4.9(a) of the Company Disclosure Schedule. Except as set forth in Section 4.9(a) of the Company Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no facts or circumstances with respect to the Company (for clarity, excluding any facts or circumstances pertaining to Parent or Teton Merger Sub) that would (i) require any grant or renewal of any waiver granted by the FCC applicable to the Company or its Subsidiaries or for any of the Company Stations or (ii) reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify the Company from transferring control of the Company Stations to Parent or Teton Merger Sub, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent or to designate the FCC Applications for a hearing.

(d) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.9 are the sole and exclusive representations of the Company with respect to the FCC matters.

Section 4.10 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries since January 1, 2020 have been and are, to the Company’s Knowledge, in compliance with applicable Laws intended to protect the environment (collectively, “Environmental Laws”), and each has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, (b) since January 1, 2020, none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law and (c) none of the Company or any of its Subsidiaries is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials. Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.10 are the sole and exclusive representations of the Company with respect to Environmental Laws, Environmental Permits, Hazardous Materials or any other matter related to the environment or the protection of human health and worker safety.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all plan documents

(including all material written amendments thereto) (which, for the avoidance of doubt, with respect to any material Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form); (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; and (vi) the most recent summary plan description.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three years through the date hereof, have been timely made.

(c) With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Qualified Plan or the related trust.

(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iii) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Company Benefit Plan and such report is complete and accurate in all material respects; and (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate such Company Benefit Plan.

(e) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, in the past six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations, in each case with respect to any Company Benefit Plan, which have been asserted or instituted.

(g) No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h) The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee of the Company or any of its Subsidiaries, or (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan.

Section 4.12 Absence of Certain Changes or Events.

(a) Since September 30, 2021, there has not been any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since September 30, 2021, there has not been any action taken or agreed to be taken by the Company or any of its Subsidiaries that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of Parent under, clauses (iii) (solely to the extent relating to dividends or distributions), (vi), (viii), (ix), (xv), (xvi), (xvii) or (xxi) (solely as it relates to the foregoing) of Section 6.1(b).

Section 4.13 Litigation. As of the date hereof, (a) there is no Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the Knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Company Information. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Teton Merger Sub for inclusion or incorporation by reference therein.

Section 4.15 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete; (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid on any of them; and (iii) there are not pending, or to the Company’s Knowledge, threatened in writing, any audits, examinations, investigations or other administrative or judicial proceedings in respect of Taxes of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP.

(b) There are no Liens for Taxes on any property or asset of the Company or any of its Subsidiaries other than Permitted Liens.

(c) The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.

(d) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) The Company and each of its Subsidiaries (i) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or third party and have timely paid over any amounts so withheld, deducted or collected to the appropriate Taxing Authority; and (ii) have complied with all applicable Laws in connection therewith (including information reporting requirements).

(f) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries: (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes, or any agreement solely among any of the Company or its Subsidiaries; or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, or otherwise by operation of Law.

(h) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.15 and, to the extent expressly referring to Code sections, Section 4.11 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 4.16 Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened; (b) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (c) the Company and its Subsidiaries since January 1, 2020 have been and are in compliance with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s Knowledge, threatened. As of the date hereof, to the Company’s Knowledge, there is no activity or proceeding by a labor union or labor organization or representative thereof to organize any employees of the Company or any of its Subsidiaries. During the past three (3) years, to the Company’s Knowledge, no Proceedings for sexual harassment or sexual misconduct have been made against any executive officer or director of the Company or any executive or management employee of the Company or any of its Subsidiaries at the level of Vice President or above.

Section 4.17 Real Property.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth (i) a list of all material real properties (by name and location) owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) a list of the material Company Leases.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has good and valid title to the real estate owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens), (ii) there are no (A) unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire such Owned Real Property or any portion thereof or (B) other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease such Owned Real Property, which, in each case, is in favor of any party other than the Company or any of its Subsidiaries, and (iii) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting such Owned Real Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens), (ii) each material Company Lease is valid, binding and in full force and effect and (iii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such material Company Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such material Company Lease.

Section 4.18 Intellectual Property.

(a) The issued Patents, Patent applications, registered Marks, applications for registration of Marks and registered Copyrights, applications for registration of Copyrights, in each case as owned by the Company or any of its Subsidiaries are referred to collectively as the “Company Registered Intellectual Property”. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material Company Registered Intellectual Property (other than any applications for Company Registered Intellectual Property) has expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, or in the ordinary course of business based upon a reasonable business judgment of the Company.

(b) The Company and its Subsidiaries own all right, title, and interest in all Company Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person, (ii) to the Company’s Knowledge, as of the date hereof, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries, and (iii) as of the date hereof, there is no pending claim or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property of any third Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures and (ii) the IT Assets used by the Company and its Subsidiaries perform the functions necessary to carry on the conduct of their respective businesses.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence, (ii) there are no claims pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information or data rights.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all IT Assets of the Company and its Subsidiaries are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are presently being used or held for use. Except as would not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect, to the Knowledge of the Company, none of the IT Assets contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, the Company and its Subsidiaries have not had any unauthorized access or use, intrusion, or breach of security, or material disruption affecting any of the IT Assets of the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, to the Company’s Knowledge, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of Sensitive Data of the Company, its Subsidiaries or its customers while such Sensitive Data is in the possession or control of the Company, its Subsidiaries or third-party vendors.

Section 4.19 Material Contracts.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (other than any Company Benefit Plan);

(ii) any Contract that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or solicit any client or customer;

(iii) any Contract that obligates the Company or its Subsidiaries to conduct business with any third party on a preferential or exclusive basis and that is material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract relating to Indebtedness (other than intercompany indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000 or that grants a Lien (other than a Permitted Lien) on properties or assets of the Company or any of its Subsidiaries;

(v) any Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $5,000,000;

(vi) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(vii) any Contract entered into on or after January 1, 2019 that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, and with any outstanding obligations as of the date of this Agreement, in each case with a value in excess of $5,000,000;

(viii) any material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or any organizational documents of the Company’s wholly owned Subsidiaries;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $5,000,000 in the aggregate;

(x) any Contract relating to Program Rights under which it would reasonably be expected that the Company and its Subsidiaries would make annual payments in excess of $4,000,000 per year;

(xi) any network affiliation Contract (or similar Contract) with ABC, CBS, Fox, NBC, CW or MyNetworkTV;

(xii) any Contract that is a material Sharing Agreement and any related option agreement (other than those among the Company and its Subsidiaries);

(xiii) any Contract that is a channel sharing agreement with a third party or parties with respect to the sharing of spectrum for the operation of two (2) or more separately owned television stations;

(xiv) any Contract relating to retransmission or distribution by any MVPD that reported more than 25,000 paid subscribers to the Company and its Subsidiaries for September 2021 with respect to at least one Company Station; and

(xv) any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default in any respect under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no disputes pending or, to the Company’s Knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20 MVPD Matters. Section 4.20 of the Company Disclosure Schedule sets forth, a list, as of the date of this Agreement, of all TV Station retransmission consent agreements with MVPDs that reported more than 25,000 paid subscribers to the Company or any of its Subsidiaries as of September 30, 2021 with respect to at least one Company Station in such Company Station’s DMA (designated market area). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020 through the date of this Agreement: (a) no such MVPD has provided written notice to the Company of any material signal quality issue (excluding any such issue that has been resolved) or, to the Knowledge of the Company, sought any form of relief from carriage of a Company Station from the FCC; (b) the Company has not received any written notice from any such MVPD of such MVPD’s intention to cease its carriage of a Company Station in such Company’s Station’s DMA; and (c) the Company has not received written notice of any petition seeking FCC modification of any Market in which a Company Station is located. Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.20 are the sole and exclusive representations of the Company with respect to Distribution Matters.

Section 4.21 Finders or Brokers. Except for J.P. Morgan Securities LLC and Greenhill & Co., LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Teton Merger.

Section 4.22 Opinion of Financial Advisors. The Company Board has received the opinion of each of J.P. Morgan Securities LLC and Greenhill & Co., LLC, dated the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the $24.00 in cash, without interest, to be received by the holders of the Company Common Stock in the Teton Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will, promptly following the execution of this Agreement, make available to Parent, solely for informational purposes, a signed copy of each such opinion.

Section 4.23 State Takeover Statutes. Assuming the accuracy of the Parent’s representations and warranties set forth in Section 5.11, no state “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other anti-takeover or similar Laws (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL)) (each, a “Takeover Statute”) is applicable to this Agreement, the Teton Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Teton Merger and the other transactions contemplated by this Agreement.

Section 4.24 Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among the Company and its wholly owned Subsidiaries, Contracts that are listed in Section 4.19(a)(xv) of the Company Disclosure Schedule or that relate solely to director or officer compensation and/or benefits, no officer or director of the Company or any of its Subsidiaries (a) is a party to any Contract, transaction or other arrangement with the Company or any of its Subsidiaries or has any interest in any property or asset of the Company or any of its Subsidiaries or (b) to the Knowledge of the Company, beneficially owns a controlling interest in an entity engaged in a transaction of the type described in clause (a) above, in the case of clauses (a) and (b), that have not been disclosed in the Company SEC Documents.

Section 4.25 Certain Business Practices. Since January 1, 2018, none of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the UK Bribery Act, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.26 No Other Representations. The Company acknowledges that neither Parent, Teton Merger Sub nor any Person on behalf of Parent or Teton Merger Sub makes, and the Company has not relied on and hereby disclaims, any express or implied representation or warranty with respect to Parent or Teton Merger Sub or their respective businesses or with respect to the accuracy or completeness of any other information provided to the Company in connection with the transactions contemplated by this Agreement other than the representations and warranties contained in Article V (as qualified by the Parent Disclosure Schedule), or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), except in the case of fraud with respect to the representations and warranties contained herein. Without limiting the foregoing, except in the case of fraud with respect to the representations and warranties contained herein, the Company acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Schedule), neither Parent, Teton Merger Sub nor any other Person shall have or be subject to any liability or other obligation to the Company or its Representatives or Affiliates or any other Person resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents or other material made available to the Company or its Representatives or Affiliates.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND TETON MERGER SUB

Subject to Section 9.16, except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Teton Merger Sub jointly and severally, and the other Parent Restructuring Entities (solely with respect to Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.6 and Section 5.15) (in the case of Parent and Teton Merger Sub, with respect to all Parent Restructuring Entities, and in the case of the other Parent Restructuring Entities, with respect to themselves only) represent and warrant to the Company as follows:

Section 5.1 Organization.

(a) Each of the Parent Restructuring Entities is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Parent Restructuring Entities has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Restructuring Entities is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As used in this Agreement, “Parent Material Adverse Effect” means any Change that would or would reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Teton Merger Sub to consummate the Teton Merger by the Outside Date.

Section 5.2 Corporate Authority Relative to this Agreement.

(a) Each of the Parent Restructuring Entities has the requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring. The execution, delivery and performance by the Parent Restructuring Entities of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring, have been duly and validly authorized by the Parent Board, the Board of Directors of Teton Merger Sub and the equivalent governing body of each of the other Parent Restructuring Entities, except, in the case of the Teton Merger, for the adoption of this Agreement by Parent, as the sole stockholder of Teton Merger Sub (which such adoption shall occur immediately following the execution of this Agreement) and the filing of the Teton Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceedings on the part of any of the Parent Restructuring Entities, or other vote of any of the equityholders of any of the Parent Restructuring Entities, is necessary to authorize the execution and delivery by the Parent Restructuring Entities of this Agreement or the consummation of the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring. This Agreement has been duly and validly executed and delivered by the Parent Restructuring Entities and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of the Parent Restructuring Entities and is enforceable against the Parent Restructuring Entities in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) The Parent Board has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring.

(c) The Board of Directors of Teton Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Teton Merger, are advisable, fair to and in the best interests of Teton Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Teton Merger, the Financing and the Restructuring and (iii) resolved to recommend that the sole stockholder of Teton Merger Sub adopt this Agreement.

Section 5.3 Consents and Approvals; No Violation.

(a) Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained, under applicable Law, for the consummation by the Parent Restructuring Entities of the transactions contemplated by this Agreement, including the Teton Merger, the Financing and the Restructuring, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by the Parent Restructuring Entities of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Parent Restructuring Entities or any of their respective Affiliates pursuant to, any Contract to which the Parent Restructuring Entities or any of their respective Affiliates is a party or by which any of them or any of their respective properties or assets are bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of organization or bylaws or applicable organizational document of any of the Parent Restructuring Entities or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Litigation. As of the date hereof, (a) there is no Proceeding to which any of the Parent Restructuring Entities or any of their respective Affiliates is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) none of the Parent Restructuring Entities nor their respective Affiliates are subject to any outstanding Order by a Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Parent and Teton Merger Sub Information. The information supplied or to be supplied by Parent or Teton Merger Sub (including any information regarding the other Parent Restructuring Entities, the Investors or any of their Affiliates) for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Teton Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 5.6 FCC Qualifications. Subject to the Restructuring, each of Parent and Teton Merger Sub is, and through the Closing shall continue to be, legally, technically, financially and otherwise qualified to be the licensee of, acquire control of, and to own and operate each of the Company Stations under the Communications Act and FCC Rules (for purposes of this Section 5.6, as they exist and have been interpreted by the FCC in its written rules, policies and decisions as of the date of this Agreement), including but not limited to the provisions relating to media ownership and attribution and character qualifications; provided, however, notwithstanding any representation or other provision in this Agreement to the contrary, the parties acknowledge that Parent will be filing a petition for declaratory ruling under Section 310(b) of the Communications Act and the FCC’s Rules governing foreign ownership with respect to the Teton Merger and the transactions contemplated by the Contribution Agreement (“Petition for Declaratory Ruling”), and that grant of the Petition for Declaratory Ruling is necessary for obtaining the FCC Consent. Subject to the Restructuring, each of Parent and Teton Merger Sub shall be, as of the Closing Date, in compliance with Section 310(b) of the Communications Act and the FCC’s rules governing alien ownership. Subject to the Restructuring, there are no, and through the Closing there shall not be any, facts or circumstances relating to the Parent Entities that would reasonably be expected, under the Communications Act or FCC Rules or the existing procedures of the FCC (for purposes of this Section 5.6, all as they exist and have been interpreted by the FCC in its written rules, policies and decisions as of the date of this Agreement) or any other applicable Law, to disqualify Parent or Teton Merger Sub as a holder of any of the FCC licenses held by the Company with respect to its business, as applicable, or as the owner and operator of the TV Stations or the Radio Stations. Subject to the Restructuring, there are no facts or circumstances relating to the Parent Entities that would reasonably be expected to require a waiver of or exemption from any provision of the Communications Act or FCC Rules (for purposes of this Section 5.6, as they exist and have been interpreted by the FCC in its written rules, policies and decisions as of the date of this Agreement) for the FCC Consent to be obtained, subject to the parties’ joint acknowledgement that Parent will file the Petition for Declaratory Ruling and one or more showings for, and grants of, satellite status for existing Company station combinations may be required. Neither Parent nor Teton Merger Sub is, or prior to the Closing shall be, a “foreign person” within the meaning of 31 C.F.R. § 800.224. There are no, and prior to the Closing shall not be any, facts or circumstances relating to the Parent Entities that would reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or, subject to the Restructuring, otherwise disqualify Parent or Teton Merger Sub, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent or to designate the FCC Applications for a hearing except that, in the case of FCC Consent, conditions typically associated with the FCC’s processing of petitions for declaratory ruling on foreign ownership will not be deemed “material conditions” for the purposes of this Section 5.6(c).

Section 5.7 Finders or Brokers. Except as set forth on Section 5.7 of the Parent Disclosure Schedule, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Teton Merger.

Section 5.8 Solvency. No transfer of property is being made by Parent and no obligation is being incurred in connection with the execution of this Agreement and the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent and its Affiliates (including, from and after Closing, the Company). Assuming (a) that the conditions to the obligations of Parent and Teton Merger Sub to consummate the Teton Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (b) that the Required Information presents fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and as of the Teton Merger Effective Time and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby and as of the Teton Merger Effective Time in accordance with GAAP, then as of the Teton Merger Effective Time and after giving effect to the transactions contemplated by this Agreement, including the funding of the Debt Financing, Parent and its Subsidiaries, on a consolidated basis, will be Solvent.

Section 5.9 Teton Merger Sub. Teton Merger Sub is a wholly owned subsidiary of Parent. The authorized capital stock of Teton Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share, of which 10 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Teton Merger Sub is, and at the Teton Merger Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Teton Merger Sub. Since its date of incorporation, Teton Merger Sub has not, and prior to the Teton Merger Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Teton Merger Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Teton Merger and the other transactions contemplated by this Agreement.

Section 5.10 Certain Arrangements. Other than the Restructuring Agreements, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between any of the Parent Restructuring Entities, any of the Investors or any of their controlled Affiliates on the one hand, and any beneficial owner of more than five percent of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, (a) relating in any way to the transactions contemplated by this Agreement or to the management of the Surviving Company after the Teton Merger Effective Time or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or agrees to vote against or otherwise oppose any Company Superior Proposal. None of the Parent Restructuring Entities or Teton Merger Sub or any of their Affiliates is party to any agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

Section 5.11 Ownership of Shares of Company Common Stock. None of the Parent Restructuring Entities, the Investors nor any of their respective Affiliates or Subsidiaries beneficially own, in the aggregate, more than five (5) percent of the outstanding shares of Company Common Stock (except as disclosed in public filings by Sierra with the SEC at least one Business Day prior to the date of this Agreement) or are, or have been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 5.12 No Vote of Parent Stockholders; Teton Merger Sub Required Vote. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement, including the Teton Merger and the Financing. Other than the adoption of this Agreement by Parent, as the sole stockholder of Teton Merger Sub (which such adoption shall occur immediately following the execution of this Agreement), no vote of the stockholders of Teton Merger Sub or the holders of any other securities of Teton Merger Sub (equity or otherwise) is required by Law, the organizational documents of Teton Merger Sub or the applicable rules of any exchange on which securities of Teton Merger Sub are traded in order for Teton Merger Sub to consummate the transactions contemplated by this Agreement, including the Teton Merger and the Financing.

Section 5.13 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company a fully executed commitment letter dated as of the date hereof (together with all exhibits and schedules thereto and any fee letter related thereto, the “Debt Commitment Letter”) from the Debt Financing Parties party thereto pursuant to which such Debt Financing Parties have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing contemplated by the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b) As of the date of this Agreement, Parent has delivered to the Company a fully executed preferred securities commitment letter dated as of the date hereof (together with all exhibits and schedules thereto, the “Preferred Securities Commitment Letter” and together with the Debt Commitment Letter, the “Commitment Letters”) from the Preferred Securities Investors pursuant to which the Preferred Securities Investors have agreed, subject to the terms and conditions thereof, to, directly or indirectly, invest in Parent the amounts set forth therein. The Preferred Securities Commitment Letter provides that the Company is an express third party beneficiary thereof and is entitled to enforce such Preferred Securities Commitment Letter. Each Preferred Securities Investor has sufficient cash, available lines of credit, capital commitments or other sources of available funds to satisfy the full amount of its commitment under the Preferred Securities Commitment Letter. The cash committed pursuant to the Preferred Securities Commitment Letter is collectively referred to in this Agreement as the “Preferred Securities Financing.” The Preferred Securities Financing and the Debt Financing are collectively referred to in this Agreement as the “Financing”.

(c) As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee amounts, securities demand, “flex terms”, other economic terms and other provisions (including any dates related thereto) that are customarily redacted in connection with transactions of this type so long as no redaction covers terms that would reduce the amount of the Debt Financing below the amount required to satisfy the Financing Amount (after taking into account the amount of the Preferred Securities Financing) or adversely affects the conditionality, enforceability, availability or termination of the Financing.

(d) Except as expressly set forth in the applicable Commitment Letter and in the unredacted portions of any fee letters, there are no conditions precedent to the obligations of the Debt Financing Parties or the Preferred Securities Investors to provide the Financing that would permit the Debt Financing Parties or the Preferred Securities Investors to reduce the aggregate principal amount of the Financing below an amount necessary to satisfy the Financing Amount, including any condition relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge that any of the Debt Financing Parties or the Preferred Securities Investors will not perform its obligations thereunder, as applicable. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind to which Parent or Teton Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing required to fund the Financing Amount, other than as expressly set forth in the Commitment Letters and, in each case, with respect to the Debt Financing, the unredacted portions of any fee letters and other than customary engagement letters and customary fee credit letters (in each case, the terms of which do not (i) reduce the amount of the Debt Financing below the amount required to fund the Financing Amount or (ii) impose any new or additional conditions or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing).

(e) Assuming (x) the accuracy in all material respects of the representations and warranties set forth in Article IV and (y) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement in all material respects, the Financing, when funded in accordance with the Commitment Letters and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount) shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s payment obligations under this Agreement and the Commitment Letters, including the payment of the Merger Consideration, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Teton Merger (including the Payoff Amount), and any fees and expenses of or payable by Parent, any of the other Parent Restructuring Entities, any of the Investors or any of their respective Affiliates, in each case required to be paid on the Closing Date by Parent or Teton Merger Sub in connection with the transactions contemplated hereby (such amounts, collectively, the “Financing Amount”).

(f) As of the date of this Agreement, each of the Commitment Letters constitutes the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, all the other parties thereto and is in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of any Commitment Letter, and, as of the date of this Agreement, Parent has no reason to believe that the Financing will not be available to Parent on the date of the Closing in an amount necessary to satisfy the Financing Amount. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of each Commitment Letter on or before the date hereof, and will pay in full any such amounts due on or before the Closing Date. Except in accordance with the terms hereof, the Commitment Letters have not been modified, amended or altered and, as of the date of this Agreement, none of the respective commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of Parent, as of the date of this Agreement, no termination, reduction, withdrawal or rescission thereof is contemplated. As of the date of this Agreement, no modification or amendment to the Commitment Letters is contemplated (other than, in accordance with Section 6.15(c), to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement).

(g) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Teton Merger Sub, any of the other Parent Restructuring Entities, any of the Investors or any of their respective Affiliates be a condition to any of Parent’s or Teton Merger Sub’s or any of the other Parent Restructuring Entities’ obligations under this Agreement.

Section 5.14 Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guarantee addressed to the Company from CMG, the SG Holders, and the Apache Entities, pursuant to which CMG and the SG Holders are guaranteeing certain obligations of Parent and Teton Merger Sub (and the Apache Entities are providing a backstop guarantee of the obligations of CMG thereunder) under this Agreement on the terms and subject to the conditions set forth therein (the “Guarantee”). The Guarantee is valid and in full force and effect and constitutes the valid, binding and enforceable obligation of CMG, the SG Holders and the Apache Entities in favor of the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of CMG, the SG Holders or the Apache Entities is

in default or breach under any of the terms or conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of such Guarantee. Each of CMG, the SG Holders and the Apache Entities has sufficient cash, available lines of credit, capital commitments or other sources of available funds to satisfy the full amount of its guaranteed obligations under the Guarantee.

Section 5.15 Restructuring Agreements. Concurrently with the execution of this Agreement, Parent has delivered to the Company true, complete and correct copies of (a) the Contribution Agreement dated as of the date of this Agreement, together with all exhibits and schedules thereto, pursuant to which the applicable Parent Restructuring Entities have agreed, subject to the terms and conditions thereof, to contribute to Parent the assets specified therein (the “Restructuring”), (b) all other material agreements and instruments entered or to be entered into by Parent, Teton Merger Sub or the Parent Restructuring Entities in connection therewith or relating thereto, including any agreements or instruments setting forth the terms of any securities issued or to be issued by Parent, and (c) the organizational or other governance documents of Parent (collectively, the “Restructuring Agreements”). Each Restructuring Agreement has been or, in the case of Restructuring Agreements to be entered into at the Closing, will be duly and validly executed and delivered by the parties thereto and constitutes or will constitute the legal, valid and binding agreement of each party thereto and is or will be enforceable against each party thereto in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions. As of the date hereof, aside from the Restructuring Agreements and the agreements set forth on Section 5.15 of the Parent Disclosure Schedule (true, complete and correct copies of which have been delivered to the Company concurrently with the execution of this Agreement), there are no contracts, undertakings, commitments, agreements, instruments, obligations or understandings, whether written or oral, between or among Apache, CMG or any of their Affiliates, on the one hand, and Sierra, CNM or any of their Affiliates, on the other hand, relating to CNM, CMG, the Restructuring, the Company or any of the transactions contemplated hereby or by the Contribution Agreement (“Sierra/Apache Arrangements”).

Section 5.16 Investigation; No Other Representations. Each of Parent and Teton Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Affiliates, officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or authorized agents (collectively, “Representatives”) have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Teton Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Teton Merger Sub has relied upon and hereby disclaims, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or its and their its Subsidiaries’ respective businesses or with respect to the accuracy or completeness of any other information provided to Parent or Teton Merger Sub in connection with the transactions contemplated by this Agreement other than the representations and warranties contained in Article IV (as qualified by the Company Disclosure

Schedule), or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), except in the case of fraud with respect to the representations and warranties contained herein. Without limiting the foregoing, except in the case of fraud with respect to the representations and warranties contained herein, each of Parent and Teton Merger Sub acknowledges and agrees that neither the Company nor any other Person shall have or be subject to any liability or other obligation to Parent, Teton Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Teton Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents or other material made available to Parent, Teton Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Teton Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business.

(a) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Teton Merger Effective Time, except (v) as may be required by applicable Law, (w) with the prior written consent of CNM (which shall not be unreasonably withheld, conditioned or delayed), (x) as expressly contemplated or expressly required by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule, or (z) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures after, to the extent practicable under the circumstances, written notice to and consultation with CNM, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its operations in all material respects in the ordinary course of business; provided, however, that no action by the Company or its Subsidiaries with respect to matters addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Teton Merger Effective Time, except (w) as may be required by applicable Law, (x) with the prior written consent of CNM (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly contemplated or required by this Agreement, or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to (whether by merger, consolidation, operation of law or otherwise):

(i) amend, adopt any amendment to, take any action to exempt any Person from, or otherwise change any provision of the Company Organizational Documents or (except for immaterial changes that do not adversely affect Parent) other equivalent organizational or governing documents of any Subsidiary of the Company;

(ii) adjust, split, reverse split, consolidate, subdivide, combine or reclassify any shares of capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing), except for any such transaction by a wholly owned Subsidiary of the Company;

(iii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (B) the acceptance of shares of Company Common Stock, or withholding of shares Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards; provided, that the Company may make, declare and pay quarterly cash dividends (and, with respect to the Company Equity Awards, as and if applicable, dividends or dividend equivalents) in an amount per share not in excess of $0.095 per quarter and with record dates consistent with the record dates customarily used by the Company for the payment of quarterly cash dividends, including with respect to the quarter in which the Teton Merger Effective Time occurs unless the Teton Merger Effective Time precedes the record date for such quarter;

(iv) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, in each case other than Company Equity Awards granted in accordance with Section 6.1(b) of the Company Disclosure Schedule;

(v) (A) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms or issued after the date hereof in accordance with this Agreement, or in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries or as permitted by the foregoing clause (iv), or (B) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Teton Merger and other than solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(vii) incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any Indebtedness among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of Indebtedness of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness of the Company or any of its wholly owned Subsidiaries, which indebtedness is incurred in compliance with this clause (vii), (C) Indebtedness incurred pursuant to the revolving facility under the Credit Agreement as in effect prior to the execution of this Agreement, or (D) additional Indebtedness incurred by the Company or any of its Subsidiaries, provided that the total amount of Indebtedness incurred by the Company and its Subsidiaries under this clause (D) shall not exceed $5,000,000 in aggregate principal amount outstanding;

(viii) other than in accordance with contracts or agreements in effect on the date hereof, sell, transfer, license, create any Lien (other than a Permitted Lien) or otherwise dispose of any of its properties or assets (other than to the Company or a wholly owned Subsidiary of the Company and other than (A) sales of inventory, (B) sales of rental equipment or obsolete or worthless equipment in the ordinary course of business, and (C) immaterial properties or assets);

(ix) acquire any assets (other than acquisitions of assets in the ordinary course of business) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a wholly owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person, if such acquisition or investment is in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(x) make, authorize or commit to any capital expenditures, except for capital expenditures (A) not to exceed $5,000,000 more than set forth in the capital plans set forth in Section 6.1(b)(x) of the Company Disclosure Schedule, (B) as required by a Governmental Entity to the extent not otherwise reflected in the capital plans set forth in Section 6.1(b)(x) of the Company Disclosure Schedule, (C) expenditures incurred in connection with repacking of Company Stations mandated by the FCC and for which reimbursement is reasonably expected, (D) to remedy any matters set forth clause (vii) of the definition of Company Material Adverse Effect (and not otherwise reflected in the capital plans set forth in Section 6.1(b)(x) of the Company Disclosure Schedule) or (E) in connection with any action reasonably necessary to address any COVID-19 Measures;

(xi) make any loans, advances or capital contributions to, or investments in, any Person in excess of $10,000,000 in the aggregate, other than to or in the Company or its wholly-owned Subsidiaries and ordinary course advancements and reimbursements to employees;

(xii) except as required by the terms of any Collective Bargaining Agreement or Company Benefit Plan, (A) establish, adopt, materially amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except for adoptions, amendments or terminations in the ordinary course of business that are consistent with past practice and that do not materially increase the Company’s or its Subsidiaries’ cost of providing compensation or benefits, (B) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employees or directors of the Company or its Subsidiaries, except for increases in the ordinary course of business that are consistent with past practice and that do not constitute or result in any increase in any employee’s actual or potential severance entitlements (other than increases in severance entitlements occurring as a result of an increase in such employee’s base compensation or incentive opportunity), (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business that are consistent with past practice, (D) accelerate any rights or benefits under any Company Benefit Plan, or (E) accelerate the time of vesting or payment of any award under any Company Benefit Plan;

(xiii) enter into, renew, terminate, materially modify or amend, or waive any material rights under, or, other than in the ordinary course of business (with respect to consents the effect of which is to permit activities only prior to the Closing), grant any material consent under, any Company Material Contract (A) relating to cable or satellite transmission or retransmission by MVPDs, (B) that is or would be a network affiliation agreement, or (C) other than in the ordinary course of business, that relates to the receiving or obtaining of Program Rights;

(xiv) with respect to Company Material Contracts not covered by Section 6.1(b)(xiii), other than (x) in the ordinary course of business (including renewals made or to be made in the ordinary course of business), (y) for those Contracts that can be cancelled by the Company without cause (and without material penalty) on less than 90 days’ notice, or (z) as reasonably necessary to address any COVID-19 Measures, (i) amend or modify in any material respect or terminate (excluding (A) terminations or renewals upon expiration of the term thereof in accordance with the terms thereof and (B) renewals for a term of one (1) year or less) any Company Material Contract, (ii) enter into any Contract that would constitute a Company Material Contract if in effect on the date hereof (excluding Contracts with a term of one (1) year or less) or (iii) waive, release or assign any material rights, claims or benefits under any such Company Material Contract;

(xv) change the fiscal year of the Company or any of its Subsidiaries (other than any change to make the fiscal year of a Subsidiary the same as of the Company);

(xvi) implement or adopt any material change in its financial accounting principles or its methods, other than as may be required by GAAP;

(xvii) settle, offer or propose to settle any Proceeding involving or against the Company or any of its Subsidiaries in excess of $5,000,000 per Proceeding (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company) or otherwise discharge, settle or satisfy any Proceeding which discharge, settlement or satisfaction would materially limit or restrict the operation of the business of the Company and its Subsidiaries, taken as a whole;

(xviii) modify any of the Company Station Licenses if doing so is reasonably likely to be materially adverse to the interests of Parent and its Subsidiaries, taken as a whole, after giving effect to the Teton Merger;

(xix) implement any employee layoff that would require notice or pay in lieu of notice under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder prior to the Closing, without regard to any action taken after Closing;

(xx) make (other than in the ordinary course of business), change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding for a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non U.S. Law), surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (other than in connection with any automatic or automatically granted extension to file any Tax Return); or

(xxi) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).

(c) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Teton Merger Effective Time, without the Company’s prior written consent, each Parent Entity shall not, and shall cause each of its respective Subsidiaries and controlled Affiliates not to, directly or indirectly, solicit for employment, offer to hire, hire or enter into any employment contract with any of the persons described on Section 6.1(c) of the Company Disclosure Schedule (the “Specified Personnel”), or otherwise solicit, induce or encourage any such Specified Personnel to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company or any of its Subsidiaries, other than (i) through general advertising or other general solicitation not targeted at such Specified Personnel (including by a recruiter or search firm) or (ii) the solicitation for employment or hiring of any Specified Personnel who ceases to be employed by the Company or any of its Subsidiaries at least three (3) months prior to the first such solicitation or hiring.

(d) Nothing contained in this Agreement shall give Parent, Teton Merger Sub, CNM or any other Parent Restructuring Entity, directly or indirectly, the right to control or direct the Company’s operations prior to the Teton Merger Effective Time. Prior to the Teton Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.2 Access.

(a) The Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Teton Merger Effective Time, to its and its Subsidiaries’ personnel, properties, assets, Contracts, commitments, books and records and such other information concerning its business, properties, finances, operations, assets, litigation matters, environmental compliance matters, cash-flow reports and personnel as Parent may reasonably request. The Company shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate with Parent and Parent’s Representatives in connection with such access and examination. Notwithstanding anything to the contrary contained in this Section 6.2(a), any document, correspondence or information or other access provided pursuant to this Section 6.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and Teton Merger or other similarly confidential or competitively sensitive information. All access pursuant to this Section 6.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the General Counsel of the Company or a designee thereof.

(b) Notwithstanding anything to the contrary contained in this Section 6.2, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, (i) jeopardize or cause a risk of loss or waiver of the attorney-client, attorney work product or other similar privilege of the Company or any of its Subsidiaries or (ii) violate any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries (including any COVID-19 Measures) or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, that in such instances the Company shall inform Parent of the general nature of the information being withheld and, on Parent’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with (i) the Non-Disclosure Agreement, dated as of July 23, 2021, between the Company and Sierra (the “Sierra Confidentiality Agreement”) and (ii) the Mutual Non-Disclosure Agreement, dated as of February 24, 2020, as amended on July 24, 2021, between the Company and Apache (the “Apache Confidentiality Agreement” and together with the Sierra Confidentiality Agreement, the “Confidentiality Agreements”), each of which shall continue in full force and effect in accordance with its terms.

(d) To the extent reasonably requested by Parent in writing, the Company shall use commercially reasonable best efforts to cooperate with Parent and its Affiliates, including making any necessary filings with the FCC and under the HSR Act, to allow Parent to sell, assign and/or transfer, as of immediately following the Teton Merger Effective Time, the assets and liabilities associated with, including the authorizations and licenses issued by the FCC, for the operation of full-power television station KVUE(TV), Austin, Texas (Facility ID No. 35867), WFAA (TV), Dallas, Texas (Facility ID No. 72054), KMPX (TV), Decatur, Texas (Facility ID No. 73701), KHOU (TV), Houston, Texas (Facility ID No. 34529) and KTBU (TV), Conroe Texas (Facility ID No. 28324), membership interests in Premion, LLC, and equity interests in Madhive, Inc. from Parent or an Affiliate of Parent to CMG or an Affiliate of CMG as designated by Parent (such assignments or transfers, the “Post-Closing Transfers” ) provided, however, that in no event shall any filings be made with the FCC or under the HSR Act that would have the effect of making the Closing contingent on any of the Post-Closing Transfers or the approval thereof (provided that a filing requested by the FCC or its staff in order to grant the FCC Consent shall be permitted if made to comply with the obligations set forth in Section 6.6(e), so long as the Parent Restructuring Entities continue to comply in all respects with Section 6.6 and any conditions of such divestiture (other than FCC or HSR approval or the closing of the Merger) shall be irrevocably waived). In no event shall the receipt or approval or clearance from the FCC or under the HSR Act for any Post-Closing Transfer (or the completion of any Post-Closing Transfer) be, directly or indirectly, a condition to any of Parent’s or Teton Merger Sub’s obligations under this Agreement. In no event shall the receipt or failure to receive any approvals with respect to, or the consummation or potential consummation of, any of the transactions contemplated by this Section 6.2(d) be, directly or indirectly, a condition to any of Parent’s or Teton Merger Sub’s (or any of the other Parent Restructuring Entities’) obligations under this Agreement.

Section 6.3 No Solicitation.

(a) Except as expressly permitted by this Section 6.3, the Company shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or permit and use reasonable best efforts to cause each of its and their respective officers, directors and other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information, or provide or afford access to the Company or its Subsidiaries or their respective properties, books and records, assets, facilities or personnel, in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring Person to this Section 6.3 and to limit its conversation or other communication exclusively to such referral), (iii) enter into, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (iv) authorize, commit or resolve to do any of the foregoing; provided, that the Company and its Representatives shall be permitted, upon a good faith determination by the Company Board (after consultation with its outside legal advisors) that not doing so would be inconsistent with the Company Board’s fiduciary duties to its stockholders under applicable Law, to grant a confidential waiver of any provision of any confidentiality or standstill agreement solely to permit a Company Takeover Proposal to be made and, subject to the terms of this Agreement, negotiated and entered into.

(b) The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease and cause to be terminated any discussions or negotiations with any Persons (other than Parent, Teton Merger Sub, the other Parent Restructuring Entities, the Investors and their respective Affiliates and Representatives) that may be ongoing with respect to a Company Takeover Proposal, (ii) terminate access for any Person (other than Parent, Teton Merger Sub, the other Parent Restructuring Entities, the Investors and their respective Affiliates and Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than Parent, Teton Merger Sub the other Parent Restructuring Entities, the Investors and their respective Affiliates and Representatives) in connection with a potential Company Takeover Proposal. The Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Company Takeover Proposal or similar matter in any agreement to which the Company is a party; provided, that, notwithstanding anything in this Agreement to the contrary, if the Company Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take such actions solely to the extent necessary to permit a third party to make a Company Takeover Proposal and, subject to the terms of this Agreement, thereafter negotiate and enter into any transaction in connection therewith.

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Company Takeover Proposal from any Person, and if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then the Company may enter into an Acceptable Confidentiality Agreement with such Person making such Company Takeover Proposal and the Company and its Representatives may (i) furnish, pursuant to an executed Acceptable Confidentiality Agreement between the Company and such Person making such Company Takeover Proposal, information with respect to the Company and its Subsidiaries to such Person that has made such Company Takeover Proposal and its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with such Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal; provided, that promptly after (and in any event within 48 hours of) furnishing any non-public information after the date of this Agreement about the Company and its Subsidiaries to such Person making such Company Takeover Proposal, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished to Parent or its Representatives). The Company shall promptly (and in any event within 48 hours) notify Parent in writing if the Company takes any of the actions in clauses (i) and (ii) above.

(d) The Company shall promptly (and in no event later than 48 hours after receipt) notify Parent in writing in the event that the Company or any of its controlled Affiliates or Representatives (on the Company’s behalf) receives, after the date of this Agreement, a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that contemplates or that would reasonably be likely to lead to a Company Takeover Proposal. Such notice shall indicate (to the extent permitted by existing contractual obligations) the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request, and the material terms and conditions thereof and, if written, a copy thereof. In addition, the Company shall promptly (but in any event within 48 hours) after the receipt thereof provide to Parent (to the extent permitted by existing contractual obligations) copies of any material written documentation setting forth the material terms of such Company Takeover Proposal which is received by the Company from the Person making such Company Takeover Proposal (or from any Representatives of such Person).

(e) Except as permitted by this Section 6.3, neither the Company Board nor any committee thereof shall (i) (A) change, qualify, modify, withhold, rescind or withdraw, or authorize or resolve to, or publicly propose or announce its intention to, change, qualify, modify, withhold, rescind or withdraw, in each case in any manner adverse to Parent, the Company Recommendation, (B) adopt, approve or recommend to the stockholders of the Company, make any public statement approving, endorsing or recommending, or resolve to approve or recommend to the stockholders of the Company or make any public statement approving, endorsing or recommending, a Company Takeover Proposal or (C) fail to include the Company Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with a counterparty making a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)) (a “Company Acquisition Agreement”) or (iii)submit any Company Takeover Proposal to a vote of the stockholders of the Company, or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, in response to an Intervening Event, the Company Board (or any committee thereof) may make a Company Adverse Recommendation Change if, prior to taking such action, the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that prior to making such Company Adverse Recommendation Change, (1) the Company has given Parent at least four Business Days prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor and the Intervening Event, (2) during such four Business Day period, has negotiated with Parent and its Representatives in good faith (if Parent and its Representatives desire to so negotiate) to make adjustments to the terms and conditions of this Agreement, and (3) upon the end of such notice period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that are legally binding on, Parent, Teton Merger Sub and the other Parent Restructuring Entities, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, if the Company Board has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that a bona fide written Company Takeover Proposal made after the date hereof constitutes a Company Superior Proposal, the Company Board may (A) make a Company Adverse Recommendation Change with respect to such Company Superior Proposal or (B) cause the Company to terminate this Agreement in accordance with Section 8.1(h) in order to enter into a definitive agreement relating to such Company Superior Proposal; provided, that prior to so making a Company Adverse Recommendation Change or terminating this Agreement, (1) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements related to such Company Superior Proposal, (2) at the end of such notice period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that are legally binding on, Parent, Teton Merger Sub and the other Parent Restructuring Entities, and shall have determined, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (3) in the event of any change to any of the financial terms or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new two (2) Business Day notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (1) through (3) above of this proviso.

(g) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that such action may constitute a Company Adverse Recommendation Change for purposes of Section 8.1(g) if it otherwise satisfies the definition thereof), (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with applicable Law (it being understood that such action may constitute a Company Adverse Recommendation Change for purposes of Section 8.1(g) if it otherwise satisfies the definition thereof).

(h) The Company agrees that any breach of this Section 6.3 or any action taken by a Subsidiary of the Company or Representative of the Company or its Subsidiaries (other than an employee or consultant of the Company or any of its Subsidiaries who is not an executive or other officer of the Company) which if taken by the Company would constitute a breach of this Section 6.3, will be deemed to constitute a breach by the Company of this Section 6.3.

Section 6.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall not file the Proxy Statement (or any amendments or supplements thereto) with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall give due consideration to, and consider in good faith, all reasonable additions, deletions or changes suggested by Parent and its counsel. Parent shall cooperate with the Company in the preparation of the Proxy Statement and shall furnish all information concerning Parent, Teton Merger Sub and the Parent Restructuring Entities (and their respective Affiliates, including for this purpose the Investors and their respective Affiliates) that is required in connection with the preparation of the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC. The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the

SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent (or any other Parent Restructuring Entities) or the Company, or any of their respective Affiliates, officers or directors, or the Investors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (such date, the “Clearance Date”) (but in any event within five (5) Business Days thereafter).

(b) Subject to Section 6.3(e), Section 6.3(f) and Section 6.4(c), the Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to, following consultation with Parent, set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Adverse Recommendation Change in accordance with Section 6.3(e) or Section 6.3(f), the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting (including by soliciting proxies in favor of the adoption of this Agreement).

(c) The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Stockholders’ Meeting (i) if the Company is required to adjourn or postpone the Company Stockholders’ Meeting by applicable Law, order or a request from the SEC or the review or official interpretation of the SEC Staff, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting will not be postponed or adjourned (A) by more than ten (10) days at a time, or (B) with respect to

Section 6.4(c)(i), by more than 30 days after the date on which the Company Stockholders’ Meeting was (or was required to be) originally scheduled. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or the Company’s bylaws. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting.

Section 6.5 Employee Matters.

(a) Effective as of the Teton Merger Effective Time and during the one-year period immediately following the Teton Merger Effective Time (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Teton Merger Effective Time (collectively, the “Company Employees”), (a) a total target compensation opportunity (composed of base compensation and short- and long-term incentive target opportunity) that, in the aggregate, is no less favorable than that provided immediately before the Teton Merger Effective Time, provided that a Company Employee’s base compensation shall not be reduced from that in effect immediately before the Teton Merger Effective Time and (b) all other compensation and employee benefits that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Teton Merger Effective Time (in each case without regard to sign-on bonuses, retention bonuses, or transaction-based compensation). In addition, Parent shall provide, or shall cause the Surviving Company to provide, to each Company Employee whose employment is involuntarily terminated by the Company during the Continuation Period, severance benefits no less favorable than the greater of the severance benefits that would have been provided to the Company Employee under the Company’s severance arrangements or practices in effect immediately prior to the Teton Merger Effective Time or the severance benefits due under the applicable severance plan of Parent (it being understood that this sentence does not limit the obligations of Parent or the Surviving Company to honor the terms of any Company Benefit Plan providing severance benefits as then in effect). In addition, effective as of the Teton Merger Effective Time and during the one-year period immediately following the Teton Merger Effective Time, Parent shall, or shall cause the Surviving Company to, comply with the terms of Section 6.5(a) of the Company Disclosure Schedule.

(b) Immediately prior to the Teton Merger Effective Time, the Company shall pay to each Company Employee who is then participating in any bonus or incentive plans maintained by the Company with respect to the Company’s fiscal year (or such shorter performance period) during which the Closing occurs (the “Bonus Plans”), a prorated incentive award under the Bonus Plans for the period from the beginning of the applicable performance period through the Closing Date (the “Bonus Period”) equal to the greater of (i) such employee’s incentive entitlement for the Bonus Period under the Bonus Plans based on the actual level of achievement of the applicable performance goals for the period beginning on the first day of such applicable performance period and ending as of the end of the month immediately preceding the month in which the Teton Merger Effective Time occurs (with such determination of performance to exclude any costs relating to the Teton Merger, as applicable), as determined in good faith by the Company Board (or the authorized committee thereof), and (ii) such employee’s incentive entitlement for the Bonus Period under the Bonus Plans assuming target level performance is achieved. Without limiting the generality of the foregoing, in the event that the Teton Merger Effective Time has not occurred prior to January 1, 2023, annual bonuses for the Company’s 2022 fiscal year shall be determined in accordance with the preceding sentence as if the Closing had occurred immediately prior to the conclusion of such fiscal year, and shall be paid immediately prior to the Teton Merger Effective Time (or, if earlier, at the Company’s election, at such time as they would be paid in the ordinary course of business). The Surviving Company shall establish bonus and incentive plans with respect to the remainder of the fiscal year in which the Teton Merger Effective Time occurs on terms consistent with Section 6.5(a).

(c) Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit or compensation plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date for all purposes, except to the extent it would result in duplication of benefits for the same period of service. With respect to any Post-Closing Plan that provides welfare benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee and his or her eligible dependents to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Teton Merger Effective Time and (ii) credit each Company Employee and his or her eligible dependents for any co-payments or deductibles incurred by such Company Employee and his or her eligible dependents in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(d) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement, Parent’s obligations under this Section 6.5 shall apply only to the extent not inconsistent with any obligations under the applicable Collective Bargaining Agreement.

(e) Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Teton Merger Effective Time.

(f) With respect to any employee of the Company or its Subsidiaries whose employment is transferred pursuant to a divestiture, sale or other transaction in connection with the Teton Merger or any of the transactions contemplated by this Agreement or the Restructuring Agreements, including as contemplated by Section 6.6 (any such transaction, a “Divestiture” and any such employee, a “Divested Employee”), the Parent Restructuring Entities shall ensure that the transaction agreement governing such Divestiture with respect to the Post-Closing Transfers

(and shall use their reasonable best efforts to ensure that the transaction agreements governing other Divestitures) shall include an employee matters covenant providing for compensation and benefits of such Divested Employee during the one-year period following the closing of such Divestiture on terms that are no less favorable than the terms applicable to a Continuing Employee under this Section 6.5 (including the Company Disclosure Schedules hereto).

(g) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.5 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, the Parent Restructuring Entities and the Company shall, and shall cause their respective Affiliates (including for this purpose, with respect to clause (i) below, if applicable, the Investors and their respective Affiliates) (as applicable) to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Teton Merger and the Restructuring, as applicable, as promptly as practicable and in any event by the Outside Date, including (i) preparing and filing all forms, registrations and notifications required to be filed to consummate the Teton Merger and the Restructuring, as applicable, (ii) using reasonable best efforts to satisfy the conditions to consummating the Teton Merger and the Restructuring, as applicable, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by the Parent Restructuring Entities or any of their respective Affiliates (including for such purposes the Investors and their Affiliates) (as applicable) or the Company or any of its Subsidiaries, in connection with the Teton Merger and the Restructuring, as applicable, or the taking of any action contemplated by this Agreement and the Restructuring Agreements, as applicable, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Teton Merger and the Restructuring, as applicable, and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Teton Merger and the Restructuring, as applicable, and to fully carry out the purposes of this Agreement and the Restructuring Agreements, as applicable.

(b) Without limiting the foregoing or the remaining provisions of this Section 6.6(b), Parent shall be entitled to take the lead, in advance consultation and cooperation with the Company, in the development and implementation of the strategy for obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken in accordance with the provisions of this Section 6.6. The Parent Entities and the Company shall consult and cooperate with each other in all respects and each keep the other apprised of the status of matters relating to the completion of the Teton Merger, including the expiration or termination of the waiting period applicable to the Teton Merger under the HSR Act and the receipt of the FCC Consent, and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.6. In that regard, each party shall (i) promptly provide any information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party or any of its Affiliates (including for such purposes, if applicable, the Investors and their Affiliates) with any Governmental Entity in connection with this Agreement or the Teton Merger, and (ii) promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding this Agreement or the Teton Merger (in advance, in the case of communications to any Governmental Entity), and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity (including for such purposes, if applicable, communications received by or proposed communication or submission by the Investors and their Affiliates). No party or any of its Affiliates, including for such purposes the Investors and their Affiliates, shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement or the Teton Merger unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, the Parent Entities and the Company may, as each deems advisable and necessary, reasonably designate any sensitive materials provided to the other under this Section 6.6(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient or its Affiliates unless express permission is obtained in advance from the source of the materials (any of the Parent Entities or the Company, as the case may be). Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (A) to remove references concerning the valuation of the Company and the Teton Merger, (B) as necessary to comply with bona fide existing contractual arrangements and (C) as necessary to address reasonable privilege concerns.

(c) The Company and each of the Parent Restructuring Entities shall (and, if applicable, the Parent Restructuring Entities shall cause their respective Affiliates and the Investors and their respective Affiliates to) make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Teton Merger and the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements, and, subsequent to such filings, the Company and the Parent Restructuring Entities each shall, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. All such filings, forms, registrations, notifications and supplemental information shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. In furtherance and not in limitation of the foregoing: (i) the Company, Parent and each applicable Parent Restructuring Entity shall jointly file (and, if applicable, the Parent Restructuring Entities shall cause the Investors and their respective Affiliates to be included in) the FCC Applications no later than ten (10) Business Days after the date of this Agreement; (ii) until such time as the FCC Consent shall have been obtained, each of the Parent Restructuring Entities that are party to the FCC Applications and the Company shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party; (iii) the Parent Restructuring Entities shall (and shall, if applicable, cause the Investors and their respective Affiliates to) (A) supply as promptly as practicable and advisable any information or documentary materials that may be requested by the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector (“Committee”), (B) use reasonable best efforts to cause the Committee to advise the FCC as promptly as practicable that it has no objection to the FCC granting the FCC Consent, including agreeing to any mitigation that the Committee may require, and (C) if necessary to address Committee concerns, cause the relevant foreign investment to be adjusted (including by substituting for all or a part of the investment of the Preferred Securities Investors) to resolve such concerns; (iv) the Company and the Parent Restructuring Entities and their respective Affiliates (including for purposes of compliance with clause (iii) in this Section 6.6(c)), the Investors and their respective Affiliates) shall not take any action that would, or fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent; (v) on receipt of the FCC Consent, the Company, each of the Parent Restructuring Entities that are party to the FCC Applications and their respective Affiliates shall (and, for purposes of compliance with clause (iii) in this Section 6.6(c), the applicable Parent Restructuring Entities shall cause the Investors and their respective Affiliates to) use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the Teton Merger and the other transactions contemplated hereby; (vi) if the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, the Company, each of the Parent Restructuring Entities that are party to the FCC Applications and their respective Affiliates shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the Teton Merger and the other transactions contemplated hereby (including the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements); (vii) the Company and the Parent Restructuring Entities shall (and, if applicable, the Parent Restructuring Entities shall cause the Investors and their respective Affiliates to) each file their respective notification and report forms under the HSR Act no later than ten (10) Business Days after the date of this Agreement and supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable.

(d) If, between the date of this Agreement and the Closing, an application for the renewal of any FCC license (a “Renewal Application”) is required to be filed pursuant to the Communications Act and FCC Rules, the Company shall execute, file and prosecute with the FCC such Renewal Application with respect to such FCC license. If an FCC Application is granted by the FCC subject to a renewal condition, then the term “FCC Consent” shall, for all purposes hereunder, thereafter be deemed to also include satisfaction of such renewal condition. To avoid disruption or delay in the processing of the FCC Applications, each of Parent and Teton Merger Sub shall, as a part of the FCC Applications, request that the FCC apply its policy permitting the transfer of control of FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications. Each of the Parent and Teton Merger Sub and the other Parent Restructuring Entities (if applicable) shall make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties hereto and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. Each of Parent, Teton Merger Sub and the Company acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application and thereby to facilitate the grant of the FCC Consent with respect to such Company Station, each of Parent, Teton Merger Sub and their respective Affiliates, and the Company and its Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Company Station in connection with (i) any pending complaints that such Company Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Company Station with respect to which the FCC may permit Parent, Teton Merger Sub or the Company (or any of their respective Affiliates) to enter into a tolling agreement.

(e) In furtherance and not in limitation of their obligations set forth in this Agreement, each of the Parent Entities shall, and shall cause their respective Affiliates (including for this purpose, with respect to clause (i) below, if applicable, the Investors and their respective Affiliates) to, take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Laws or the Communications Act so as to cause the satisfaction of the conditions in Sections 7.1(b) and 7.1(c) so as to permit the Closing to occur as promptly as practicable, and in any event before the Outside Date, including: (i) supplying as promptly as reasonably practicable any information and documentary materials that may be requested by the FCC or any other Governmental Entity; (ii) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, behavioral or other operational conditions, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, the Company’s Subsidiaries, each of the Parent Entities and their respective Affiliates (including the Surviving Company and its Subsidiaries); (iii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company, the Company’s Subsidiaries, each of the Parent Entities or their respective Affiliates (including the Surviving Company and its Subsidiaries); (iv) otherwise taking or committing to take any action that would limit any of the Company’s, the Company’s Subsidiaries’, Parent Entities’ and their respective Affiliates’ (including the Surviving Company and its Subsidiaries) freedom of action with respect to, or their ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of any of the Parent Entities or their respective Affiliates or the Company or its Subsidiaries (including the Surviving Company and its Subsidiaries); and (v) complying with their respective obligations set forth on Section 6.6(e) of the Company Disclosure Schedule. If requested by Parent, the Company shall agree to any action contemplated by this Section 6.6; provided, that any such agreement or action is conditioned on the consummation of the Teton Merger. Without in any way limiting the Parent Entities’ and their respective Affiliates’ obligations under this Agreement, in no event shall the Company (and the Company shall not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.

(f) Anything in this Section 6.6 (except for Section 6.6(e)(v) and the last two sentences of Section 6.6(h)) to the contrary notwithstanding, in no event shall CMG or its Affiliates (in each case other than Parent or Teton Merger Sub or their respective Subsidiaries) be required to propose, negotiate, commit to, effect or agree to (x) the sale, divestiture, license or hold separate of any business, asset, property, product line, or equity interest of CMG or its Affiliates (for the avoidance of doubt, other than the Company Stations or of Parent, the Company (or Surviving Company) or any of their respective Subsidiaries), or (y) behavioral or other operational conditions set forth on Section 6.6(f) of the Company Disclosure Schedule (it being understood, for the avoidance of doubt, that the foregoing shall not be construed to limit Parent’s obligations hereunder and CMG and its Affiliates shall not interfere with Parent’s performance of its obligations hereunder). Anything in this Section 6.6 to the contrary notwithstanding, in no event shall CNM, CMG or their respective Affiliates be required to take any action set forth in Section 6.6(f) of the Company Disclosure Schedule except as explicitly set forth therein. For the avoidance of doubt, notwithstanding anything in this Section 6.6, only clauses (i) and (v) of Section 6.6(e) and any behavioral or other operational conditions that are included in Section 6.6(e) of the Company Disclosure Schedule shall apply to any business, asset, property, product line or equity interest of CMG or its Affiliates (in each case other than Parent or Teton Merger Sub or their respective Subsidiaries or as set forth in Section 6.6(e) of the Company Disclosure Schedule, as set forth in Section 6.6(c)(iii) or as set in the last two sentences of Section 6.6(h), including as forth in Section 6.6(h) of the Company Disclosure Schedule).

(g) In furtherance and not in limitation of their obligations set forth in this Agreement, but subject to Section 6.6(f), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Teton Merger or any other transaction contemplated by this Agreement or any of the Restructuring Agreements as violative of any Antitrust Law or the Communications Act or other applicable Law, each of the Company (solely with respect to proceedings challenging the Teton Merger) and the Parent Restructuring Entities shall use reasonable best efforts to as promptly as practicable contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Teton Merger or any of the transactions contemplated by the Restructuring Agreements.

(h) Subject to the terms of this Agreement, each of the Parent Restructuring Entities shall, and shall cause their respective controlled Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Restructuring and any other transactions contemplated by the Restructuring Agreements as promptly as practicable. In furtherance of the foregoing, each of the Parent Restructuring Entities shall make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Restructuring and the transactions contemplated by the Contribution Agreement and the other Restructuring Agreements, and, subsequent to such filings, the Parent Restructuring

Entities shall, and shall cause their respective controlled Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Parent Restructuring Entities shall keep the Company apprised of the status of matters relating to the completion of the Restructuring, including the expiration or termination of the waiting period applicable to the Restructuring under the HSR Act and the receipt of the FCC Consents (as such term is defined in the Contribution Agreement). In that regard, the Parent Restructuring Entities shall (i) promptly provide any information and assistance as the Company may reasonably request with respect to all notices, submissions or filings made by or on behalf of the Company or any of its Affiliates (including for such purposes, if applicable, the Investors and their Affiliates) with any Governmental Entity in connection with the Restructuring or the Restructuring Agreements and (ii) promptly inform the Company, and if in writing, furnish the Company with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Restructuring or the Restructuring Agreements (in advance, in the case of communications to any Governmental Entity), and permit the Company to review and discuss in advance, and consider in good faith the views or comments of the Company in connection with, any proposed communication or submission with any such Governmental Entity. No party or any of its Affiliates, including for such purposes the Investors and their Affiliates, shall participate in any meeting or teleconference with any Governmental Entity in connection with the Restructuring or the Restructuring Agreements unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Each of the Parent Restructuring Entities agrees to comply with the Restructuring Agreements and to not amend, terminate or waive any provision of any of the Restructuring Agreements, if (x) such amendment, termination or waiver would reasonably be expected to prevent, materially delay or materially impede the consummation of the Restructuring or the Teton Merger or (y) such amendment, termination or waiver is an amendment, termination or waiver of Section 8.01, Section 8.02, Article 11, Article 12, Section 14.08, Section 14.09, Section 14.10 or Section 14.11 of the Contribution Agreement, in each case without the prior written consent of the Company. Each of the Parent Restructuring Entities shall not (and shall cause their respective controlled Affiliates not to) enter into any contracts, undertakings, commitments, agreements, instruments, obligations or understandings, whether written or oral, that if entered into on or prior to the date hereof would constitute Restructuring Agreements or Sierra/Apache Arrangements, in each case if any such action would reasonably be expected to prevent, materially delay or materially impede the consummation of the Restructuring or the Teton Merger, in each case without the prior written consent of the Company. Notwithstanding anything in this Agreement to the contrary, each of the Parent Restructuring Entities agrees to, and agrees to cause its applicable Affiliates to, comply with the requirements set forth in Section 6.6(h) of the Company Disclosure Schedule. To the extent requested with reasonable clarity by the FCC or the Department of Justice, the applicable Parent Restructuring Entities shall modify any structural, governance or information sharing provisions (or similar provisions) contained in any of the Restructuring Agreements (which, for the avoidance of doubt, shall include term sheets in respect of, or drafts of, any of the Restructuring Agreements) in order to obtain required approvals under any Antitrust Laws or the Communications Act for the consummation of the Restructuring as promptly as practicable after the date hereof.

(i) Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries nor any of their respective Representatives shall be required to take any action with respect to the Restructuring other than providing any information that is required to be provided under this Section 6.6.

(j) To the extent that a Governmental Entity requests information regarding any Investor or such Investor’s controlled and, for purposes of compliance with Section 6.6(c)(iii), its controlling Affiliates, the Parent Restructuring Entities shall as promptly as practicable obtain and provide such information to the requesting Governmental Entity. To the extent that a Governmental Entity requests information regarding any Investor’s Affiliates that are not controlled or controlling Affiliates, the Parent Restructuring Entities shall use reasonable best efforts to obtain and provide such information as promptly as practicable to the requesting Governmental Entity.

Section 6.7 Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Teton Merger or any other transactions contemplated by this Agreement, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

Section 6.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties hereto and that the parties hereto shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of the other party issue such press release or make such public statement (a) so long as such statements are consistent with previous public statements made jointly by or otherwise agreed to between the Company and Parent or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange. None of the limitations set forth in this Section 6.8 shall apply to any disclosure of any information (a) in connection with or following a Company Takeover Proposal or Company Adverse Recommendation Change and matters related thereto, (b) in connection with any dispute between the parties relating to this Agreement or the transactions contemplated hereby or (c) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.8. Notwithstanding the foregoing, Parent, Teton Merger Sub and their respective Affiliates, without consulting with the Company, may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective investors, general and limited partners, equityholders, members and managers of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 6.9 Indemnification and Insurance.

(a) For a period of six (6) years from and after the Teton Merger Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless all past and present directors and officers of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries, in each case, to the extent acting in such capacity (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the fullest extent permitted by Law against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Teton Merger Effective Time. Without limiting the foregoing, from and after the Teton Merger Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. From and after the Teton Merger Effective Time, the Company and the Surviving Company shall (and Parent shall cause the Surviving Company to) advance expenses (including reasonable and documented legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 6.9(a) in accordance with the procedures (if any) set forth in the Company Organizational Documents, the certificate of incorporation and bylaws, or other organizational or governance documents, of any Subsidiary of the Company, and indemnification agreements, if any, in existence on the date of this Agreement; provided, that, notwithstanding anything to the contrary set forth herein or otherwise, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.9(a). In the event of any such Proceeding, (A) the Surviving Company shall have the right to control the defense thereof after the Teton Merger Effective Time; (B) each Covered Person shall be entitled to retain his or her own counsel (the reasonable and documented fees and expenses of which will be paid by the Surviving Company), whether or not the Surviving Company elects to control the defense of any such Proceeding; and (C) no Covered Person shall be liable for any settlement of such Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Company is entirely responsible).

(b) For not less than six (6) years from and after the Teton Merger Effective Time, the certificate of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Teton Merger Effective Time than are currently set forth in the Company Organizational Documents. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Teton Merger Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Teton Merger Effective Time, the provisions of this Section 6.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Teton Merger Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any its Subsidiaries shall be assumed by the Surviving Company, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from and after the Teton Merger Effective Time, Parent and the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers or provide substitute policies for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries as of the date of this Agreement and as of the Teton Merger Effective Time, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Teton Merger Effective Time (regardless of when such claims are brought) (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’, employment practices and fiduciary liability insurance) (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Teton Merger Effective Time (which the Company shall be permitted to purchase prior to the Teton Merger Effective Time, subject to the cap described in the preceding sentence), which policies provide such directors and officers with coverage for an aggregate period of at least six (6) years from and after the Teton Merger Effective Time with respect to claims arising from facts or events that occurred on or before the Teton Merger Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Teton Merger Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.9.

(e) The obligations under this Section 6.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns), it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be third party beneficiaries of this Section 6.9. In the event of any breach by the Surviving Company or Parent of this Section 6.9, the Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.9 as such fees are incurred, upon the written request of such Covered Person.

Section 6.10 Section 16 Matters. Prior to the Teton Merger Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Transaction Litigation. Each party hereto shall promptly (and in any event within two (2) Business Days) notify the other parties hereto in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Teton Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or Proceedings as may be reasonably requested).

Section 6.12 Obligations of Teton Merger Sub and Parent. Parent shall cause Teton Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. Immediately after the execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its organizational documents, in its capacity as sole stockholder of Teton Merger Sub, a written consent adopting this Agreement. Such consent shall not be modified or rescinded and Parent shall deliver such consent to the Company promptly upon the execution thereof.

Section 6.13 Other Investors. Prior to the Teton Merger Effective Time and except with respect to the Restructuring, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain directly any common or preferred equity interests (or rights to obtain any common or preferred equity interests) in Parent or any Person of which Teton Merger Sub is a direct or indirect Subsidiary, unless, in each case, the obtaining of such common or preferred equity interests or rights to obtain such common or preferred equity interests would not, in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Teton Merger Sub to perform its obligations under this Agreement (including under Section 6.6) or to consummate the Teton Merger, or of each Investor to perform its respective obligations under the Guarantee or of each Preferred Securities Investor to perform its respective obligations under and consummate the transactions contemplated by the Preferred Securities Commitment Letter.

Section 6.14 Stock Exchange Delisting; Deregistration. Prior to the Teton Merger Effective Time, the Company and, following the Teton Merger Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the Company Common Stock from the New York Stock Exchange as promptly as practicable after the Teton Merger Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.15 Financing and Financing Cooperation.

(a) Parent and Teton Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the Financing in an amount sufficient to fund the Financing Amount (giving effect, on the Closing Date, to the amount of Available Cash) on the date upon which the Teton Merger is required to be consummated pursuant to the terms hereof and on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Commitment Letters and any related fee letters (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “flex” provisions) set forth in the Commitment Letters, subject to the Prohibited Modifications), including by using their respective reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect to the Debt Financing on the terms and subject only to the conditions (including, as necessary, “flex” provisions contained in any fee letter) contemplated by the Debt Commitment Letter and the related fee letter (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “flex” provisions) set forth in the Debt Commitment Letter, subject to the Prohibited Modifications) (the “Definitive Agreements”) and (iii) after taking into account the timing of the Marketing Period, satisfy on a timely basis all conditions to funding that are applicable to Parent or Teton Merger Sub in the Commitment Letters and the Definitive Agreements that are within their (or any of their respective controlled Affiliates’) control (or, if deemed advisable by Parent, seek the waiver of conditions applicable to Parent and Teton Merger Sub contained in the Commitment Letters and such Definitive Agreements) and comply with its obligations thereunder. Parent and Teton Merger Sub shall use their respective reasonable best efforts to comply with their obligations, and enforce their rights, under the Commitment Letters and Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in any Commitment Letter or the Definitive Agreements (other than the consummation of the Teton Merger, those conditions that by their nature are to be satisfied or waived at Closing, but which conditions are capable of being satisfied, and, with respect to the Debt Financing, the availability of the Preferred Securities Financing) have been satisfied or waived, Parent shall use its reasonable best efforts to cause the Debt Financing Parties and Preferred Securities Investors, as applicable, to comply with their respective obligations thereunder, including to fund the Financing.

(b) Parent shall not without the prior written consent of the Company: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters or the Definitive Agreements if such amendment, modification or waiver (A) adds new (or adversely modifies any existing) conditions to the consummation of the Financing required to satisfy the Financing Amount, (B) reduces the aggregate principal amount of the Financing to an amount below the amount necessary to satisfy the Financing Amount (giving effect, on the Closing Date, to the amount of Available Cash), (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive

Agreements as so amended, modified or waived, relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Teton Merger and the other transactions contemplated by this Agreement (clauses (A)-(D), collectively, the “Prohibited Modifications”) (provided, that Parent may, without the Company’s prior written consent, (1) amend, supplement or otherwise modify (x) the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification or (y) the Preferred Securities Commitment Letter to (i) increase the amount of Preferred Securities Financing available thereunder or (ii) add parties thereto that have not executed the Preferred Securities Commitment Letter as of the date of this Agreement, in accordance with the terms and conditions of the Preferred Securities Commitment Letter, so long as any such addition would not effect a Prohibited Modification and/or (2) otherwise replace or amend the Debt Commitment Letter so long as any such replacement or amendment would not effect a Prohibited Modification); or (ii) terminate any Commitment Letter or any Definitive Agreement. Parent shall promptly notify the Company of any such amendment, modification, waiver or replacement and deliver to the Company copies of any such amendment, modification, waiver or replacement. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any replacement, amended or modified debt financing arranged in compliance herewith and the term “Debt Financing” shall be deemed to include any replacement, amended or modified debt financing obtained in compliance herewith.

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent will (i) subject to Section 6.15(d)(ii) below, use reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amount) from the same or other sources on terms and conditions (including market “flex” provisions) that are not materially less favorable to Parent and Teton Merger Sub than the terms and conditions set forth in the Debt Commitment Letter as of the date hereof (after giving effect to any market “flex” provisions therein) and (ii) promptly notify the Company of such unavailability and the reason therefor. In furtherance of and not in limitation of the foregoing, in the event that (A) any portion of the Debt Financing structured as permanent financing is unavailable, regardless of the reason therefor, (B) all conditions contained in Section 7.1 and Section 7.2 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied, and (y) those conditions the failure of which to be satisfied is attributable to a breach of this Agreement by Parent or any of the other Parent Restructuring Entities with respect to the representations, warranties, covenants or agreements applicable to Parent, the other Parent Restructuring Entities or their respective Affiliates contained in this Agreement) and (C) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 6.15(c)) are available on the terms and conditions described in the Debt Commitment Letter, then Parent shall use its reasonable best efforts to cause the proceeds of such bridge financing to be used promptly in lieu of such affected portion of the permanent financing. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith and the term “Debt Financing” shall be deemed to include any alternative debt financing obtained in compliance herewith. Parent shall provide the Company with prompt notice in writing of any actual or threatened (in writing) breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of which Parent is aware and a copy of any written notice or other written communication from any Debt Financing Party or other financing source with respect to any such actual or threatened breach, default, termination or repudiation by any party to any Commitment Letter or any Definitive Agreement of any provision thereof that is received by Parent (i) relating to the availability of the Financing or any condition to the consummation of the Financing or (ii) that could reasonably be expected to (A) reduce the aggregate principal amount of the Financing to an amount below the amount necessary to satisfy the Financing Amount (giving effect, on the Closing Date, to the amount of Available Cash), (B) adversely affect the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements or (C) prevent, impede or materially delay the Closing. Parent shall, upon the request of the Company, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing.

(d) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Teton Merger Sub, the other Parent Restructuring Entities, the Investors or any of their respective Affiliates be a condition to any of Parent’s or Teton Merger Sub’s (or any of the other Parent Restructuring Entities’) obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.15 will require, and in no event will the reasonable best efforts of Parent or Teton Merger Sub be deemed or construed to require, either Parent or Teton Merger Sub to (i) seek the Preferred Securities Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Preferred Securities Commitment Letter or (ii) pay any material fees, original issue discount or interest coupons, as applicable, or agree to any prepayment premiums, in each case, in excess of those contemplated by the Preferred Securities Commitment Letter or the Debt Commitment Letter (after giving effect to any market “flex” provisions therein).

(e) Subject to Section 6.16(d), the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent or Teton Merger Sub necessary and customary for the arrangement of the Debt Financing, including using reasonable best efforts to:

(i) assist in preparation for and participate (and cause senior management and representatives of the Company and its Subsidiaries to participate) in a reasonable number of lender and investor meetings (including meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Debt Financing), calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable advance notice and at mutually agreeable dates and times and assist Parent in obtaining ratings as contemplated by the Debt Financing;

(ii) assist with Parent’s and the Debt Financing Parties’ preparation of materials for rating agency presentations and bank books, lender and investor presentations, offering memoranda, private placement memoranda, prospectuses, bank information memoranda, and other marketing documents required in connection with the

Debt Financing, including reviewing and commenting on Parent’s draft of (x) a business description and (y) “Management’s Discussion and Analysis” of the financial statements to be included in offering documents contemplated by the Debt Financing and delivering customary authorization letters (authorizing the distribution of information to prospective lenders and containing customary representations with respect to the presence or absence of material nonpublic information about the Company and its Subsidiaries and regarding the accuracy of the information provided by, or with respect to, the Company and its Subsidiaries), executed by or on behalf of the Company;

(iii) as promptly as reasonably practicable, (A) furnish Parent with the Required Information that is Compliant and (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is reasonably probable;

(iv) assist Parent with its preparation of projections and pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for debt financings similar to the Debt Financing, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries;

(v) execute and deliver as of the Closing (but, except as otherwise expressly required pursuant to Section 6.16, not prior to the Closing) any credit agreements, indentures, pledge, guarantee and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Parties (including a certificate of the chief financial officer of the Company with respect to the solvency of the Company and its Subsidiaries (but not Parent and its Subsidiaries (other than the Company and its Subsidiaries)) on a consolidated basis in the form set forth as an annex to the Debt Commitment Letter) and otherwise reasonably facilitate the granting of security interests (and perfection thereof) in collateral in respect of the Debt Financing, it being understood that the effectiveness of such documents shall be conditioned upon, or become operative only after, the occurrence of the Teton Merger Effective Time;

(vi) cause the Company’s independent auditors to (A) furnish customary consents for use of their auditor opinions in any materials related to any non-convertible, high-yield debt securities issued in lieu of all or a portion of the Debt Financing, (B) provide, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act in lieu of all or a portion of the Debt Financing) and (C) attend a reasonable number of accounting due diligence sessions and drafting sessions; and

(vii) furnish Parent promptly (and in any event at least three Business Days prior to the Closing Date) with all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and the requirements of 31 C.F.R. §1010.230, to the extent reasonably requested by Parent in writing at least seven Business Days prior to the Closing Date.

(f) The Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to update any Required Information provided to Parent and the Debt Financing Parties as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period”, in each case prior to the completion of the Marketing Period.

(g) For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 6.15 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). The Company agrees to use reasonable best efforts to file all reports on (i) Form 10-K and Form 10-Q, (ii) to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K, and (iii) to the extent that the failure to file any Form 8-K would result in the Required Information containing material non-public information with regard to the Company and its Subsidiaries, such other Form 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries, which Parent reasonably determines (and the Company does not reasonably object) to include in a customary offering document or marketing materials for the Debt Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K.

(h) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(i) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 6.15 shall be kept confidential in accordance with the applicable Confidentiality Agreement; provided, that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

Section 6.16 Cooperation as to Certain Indebtedness.

(a) Parent or one of its Subsidiaries may (a) commence and conduct one or more offers to purchase, including any offer required to be made in connection with any “Change of Control” or equivalent term (each as defined in the applicable Indenture governing each series of Existing Company Notes), tender offers or exchange offers with respect to any or all of the outstanding aggregate principal amount of the Existing Company Notes identified by Parent to the Company prior to, on or after the date hereof on terms that are acceptable to Parent (the “Offers to Purchase”) and/or (b) solicit the consent of the holders of debt issued under the Indentures regarding certain proposed amendments to the applicable Indenture (the “Consent Solicitations” and, together with the Offers to Purchase, if any, the “Company Note Offers and Consent Solicitations”); provided that the closing of any such Offers to Purchase shall not occur, and the amendments in connection with any such Consent Solicitations shall not become operative (although any supplemental indentures entered into in connection with any such Consent Solicitations may become effective upon execution), prior to the Closing; provided, further, that the consummation of any Company Note Offers and Consent Solicitations shall not be a condition to the Closing. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the applicable Indenture and applicable Laws, including applicable SEC rules and regulations. Parent will reasonably consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any relevant tender or consent deadlines. Parent shall not be permitted to commence any applicable Company Note Offers and Consent Solicitations until Parent shall have provided the Company with the related offer to purchase, consent solicitation statement, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by the Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent commencing the applicable Offer to Purchase or Consent Solicitation to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute one or more supplemental indentures to the applicable Indenture in accordance with the terms thereof amending the terms and provisions of such Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (each, a “Company Supplemental Indenture”), which such supplemental indentures shall become effective upon the execution thereof but shall not become operative until the Teton Merger Effective Time, and the Company shall use reasonable best efforts to cause the trustee under each such Indenture to enter into such supplemental indentures. Subject to Section 6.16(d), the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations; provided that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitation (other than in connection with the execution of any Company Supplemental Indenture relating to the Consent Solicitations, with respect to which the Company shall deliver customary officer’s certificates (the “Company Indenture Officers’ Certificates”) and counsel to the Company shall provide customary legal opinions, in each case, to the trustee under each applicable Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than any Company Supplemental Indenture described in the immediately preceding sentence. The solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company outstanding under the applicable Indenture.

(b) If requested by Parent, in lieu of or in addition to Parent commencing or closing any Company Note Offer and Consent Solicitation for any series of Existing Company Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Existing Company Notes and the applicable Indenture, to (A) issue a notice of redemption (“Company Redemption Notice”) for all or portion of the outstanding aggregate principal amount of such series of Existing Company Notes, pursuant to the redemption provisions of the applicable Indenture, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (B) take any other actions reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of any series of Existing Company Notes at the Teton Merger Effective Time pursuant to the redemption and satisfaction and discharge provisions of the applicable Indenture and the other provisions of the Indenture applicable thereto, provided that, for the avoidance of doubt, no such Redemption (as defined below) shall be effective prior to the Teton Merger Effective Time and provided further that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Redemption (except that the Company shall deliver customary officers’ certificates (each, a “Company Redemption Officers’ Certificate”) and (solely to the extent the trustee under the applicable Indenture requires an opinion of counsel to the Company) counsel to the Company shall provide customary legal opinions, in each case, to the trustee under each applicable Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered). If a notice of conditional redemption or satisfaction and discharge is given, Parent shall ensure that at the Teton Merger Effective Time, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, the Company has all funds necessary in connection with any such redemption or satisfaction and discharge. The redemption or satisfaction and discharge of any series of Existing Company Notes pursuant to this clause (b) are referred to collectively as the “Redemption” of such series of Existing Company Notes.

(c) Subject to Section 6.16(d), the Company shall, and shall cause its Subsidiaries to, deliver, in each case, prior to the Closing Date (and as more specifically stated below), all notices and to take all other actions reasonably requested by Parent to facilitate (A) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank) of all amounts and other obligations then outstanding under and (B) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of (such repayments and terminations, the “Existing Credit Facilities Termination”) the Credit Agreement, including by providing to the Parent a payoff letter from the agent under the Credit Agreement, in form and substance reasonably satisfactory to Parent, which payoff letter shall, among other things, (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties and any other monetary obligations then due and payable under the Credit Agreement (the “Payoff Amount”), (ii) provide that upon receipt of the Payoff Amount under the payoff letter, such indebtedness and all related loan documents (or similar agreements) shall be terminated and (iii) provide that all security interests (if any) granted to secure the obligations under the Credit Agreement and guarantees by Subsidiaries of the Company under the Credit Agreement shall be released and terminated upon receipt of the Payoff Amount. Parent shall provide all funds required to effect the Existing Credit Facilities Termination; provided that the Existing Credit Facilities Termination and any notices related thereto shall be expressly conditioned on the Closing.

(d) Notwithstanding the foregoing or anything to the contrary set forth in Section 6.15 or this Section 6.16, neither the Company nor any of its Affiliates shall be required to (i) take or permit the taking of any action pursuant to Section 6.15 or this Section 6.16 that (A) would require the Company, its Affiliates or any Persons who are directors or officers of the Company or its Affiliates or any of their respective Representatives to pass resolutions or consents to approve or authorize the execution of the Debt Financing, any Company Note Offers and Consent Solicitations or any Redemption or execute or deliver any certificate, document, instrument, opinion, negative assurance letter or agreement or agree to any change or modification of any existing certificate, document, instrument, opinion, negative assurance letter or agreement (other than (w) authorization letters contemplated by Section 6.15(e)(ii), (x) to the extent required by Section 6.16(a), applicable Company Supplemental Indentures and related Company Indenture Officers’ Certificates and customary legal opinions in connection therewith, (y) to the extent required by Section 6.16(b), applicable Company Redemption Notices, notices of satisfaction and discharge and Company Redemption Officers’ Certificates and legal opinions in connection therewith and (z) to the extent required by Section 6.16(c), the applicable payoff letter and related notices) that is, in each case, effective prior to the Teton Merger Effective Time, (B) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (C) would require the Company or any of its Affiliates to (1) pay any commitment or other similar fee or (2) incur any other expense, liability or obligation in connection with the Debt Financing, any Company Note Offers and Consent Solicitations or any Redemption prior to the Teton Merger Effective Time, in each case of this clause (2) that would not be reimbursed or indemnified in full by Parent in accordance with the last sentence of this Section 6.16(d), (D) would cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, or (E) would result in a violation or breach of, conflict with, or a default (with or without notice, lapse of time, or both) under any Material Contract to which the Company or any of its Subsidiaries is a party, the organizational documents of the Company or its Subsidiaries or any applicable Law; (ii) provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s legal counsel, jeopardize or cause a risk of loss or waiver of the attorney-client, attorney work product or other similar privilege of the Company or any of its Subsidiaries; provided, that in such instance the Company shall inform Parent of the general nature of the information being withheld and, on Parent’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcome described in this clause (ii); (iii) without otherwise limiting the obligations of the Company pursuant to Section 6.15 to assist Parent in Parent’s preparation of any materials that include any Excluded Information, prepare any Excluded Information or (iv) take or permit the taking of any action pursuant to Section 6.15 or this Section 6.16 that would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries. Nothing contained in Section 6.15 or this Section 6.16 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or to commence any Company Note Offers and Consent Solicitations. Parent and Teton Merger Sub shall, on a joint and several basis, promptly upon request by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by them or their respective Representatives in connection with such cooperation pursuant to Section 6.2(d), Section 6.15 and this Section 6.16 (whether or not the Teton Merger is consummated or this Agreement is terminated) and shall (on a joint and several basis) indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs, reasonable and documented out-of-pocket attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by them in connection with the arrangement of the Debt Financing, the Company Note Offers and Consent Solicitations or any Redemption, any action taken by them at the request of Parent or its representatives pursuant to Section 6.2(d), Section 6.15 and this Section 6.16 and any information used in connection therewith (other than information provided by the Company, its Subsidiaries or their respective Representatives), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of its Subsidiaries or their respective Representatives, as determined in a final and non-appealable judgement by a court of competent jurisdiction (the “Reimbursement Obligations”).

Section 6.17 Company Purpose, Programs and Goals. Parent acknowledges that: (a) the Company’s purpose includes serving the greater good of its communities and, driven by this purpose, the Company seeks to create positive societal change and impact through the reporting of its stations and its deeply held commitment to making its communities better places to live and work, (b) the Company’s values of inclusion, integrity, innovation, impact and results drive its stations and employees to be forces for positive change, (c) the Company is committed to journalistic integrity as demonstrated by the adoption of its Principles of Ethical Journalism, the launch and expansion of its VERIFY franchise to combat disinformation and its award-winning investigative journalism, (d) the Company is committed to fostering a diverse and inclusive culture, as evidenced by, among other things, its development of multi-year goals to increase Black, Indigenous and People of Color (“BIPOC”) representation in content teams, news leadership and management roles, the development and operation of its proprietary, multi-year inclusive journalism program that includes unconscious bias and inclusive reporting training, leadership training and content audits, and its launch of Company-wide unconscious bias and microaggression training for all employees, and (e) the Company is committed to managing its environmental impact responsibly and sustainably and educating the public through its journalism. Following the Closing, Parent intends to generally operate the Company’s business substantially consistently in accordance with this purpose and to use commercially reasonable efforts to maintain the aforementioned programs and goals. In furtherance of and not in limitation of the foregoing, Parent hereby commits to the Company’s 2025 goals to increase BIPOC representation as follows: (i) Content Teams: By year-end 2025, to increase the diversity of the Company’s content teams (news, digital and marketing employees) to reflect the aggregate BIPOC diversity of the communities the Company serves, which is approximately 36 percent; (ii) Content Leadership Roles: By year-end 2025, the Company aims to increase BIPOC representation in content leadership roles by 50 percent; and (iii) Management Roles: By year-end 2025, the Company aims to increase BIPOC representation across all management roles within the organization by 50 percent.

ARTICLE VII.

CONDITIONS TO THE TETON MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Teton Merger. The respective obligations of each party hereto to effect the Teton Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Teton Merger Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction or order by any court or other tribunal of competent jurisdiction in the United States shall have been entered and shall continue to be in effect and no Law in the United States shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Teton Merger.

(c) (i) The waiting periods applicable to the Teton Merger and the transactions contemplated by the Contribution Agreement under the HSR Act shall have expired or been terminated, and (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or extended by the FCC.

Section 7.2 Conditions to Obligation of Parent and Teton Merger Sub to Effect the Teton Merger. The respective obligations of Parent and Teton Merger Sub to effect the Teton Merger are further subject to the fulfillment (or the waiver by Parent) at or prior to the Teton Merger Effective Time of the following conditions:

(a) (i) Other than Section 4.2(a), Section 4.2(b), Section 4.3 and Section 4.21, the representations and warranties of the Company set forth in Article IV (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be so true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, other than in each case for de minimis inaccuracies and (iii) the representations and warranties of the Company set forth in Section 4.3 and Section 4.21 shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; provided, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) as of such date or period.

(b) The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Teton Merger Effective Time.

(c) Since September 30, 2021, there shall not have been any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligation of the Company to Effect the Teton Merger. The obligation of the Company to effect the Teton Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Teton Merger Effective Time of the following conditions:

(a) (i) Other than Section 5.2, the representations and warranties of Parent and Teton Merger Sub (or the Parent Restructuring Entities, as applicable) set forth in Article V (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of the Parent Restructuring Entities set forth in Section 5.2 shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; provided, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) as of such date or period.

(b) Parent and Teton Merger Sub and the other Parent Restructuring Entities shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Teton Merger Effective Time.

(c) Parent and Teton Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of each of Parent and Teton Merger Sub, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) for each of Parent and Teton Merger Sub, respectively, and on behalf of the other Parent Restructuring Entities, have been satisfied.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Teton Merger Effective Time, whether before or after the Company Stockholder Approval (except as otherwise provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Teton Merger shall not have been consummated at or prior to 5:00 p.m. Eastern Time, on November 22, 2022 (the “Outside Date”); provided, that if as of the Outside Date any of the conditions set forth in Section 7.1(b) (solely if such condition has not been satisfied due to any Antitrust Law or the Communications Act or an order or injunction arising under any Antitrust Law or the Communications Act) or Section 7.1(c) shall not have been satisfied, the Outside Date may be extended by either the Company or Parent for a period of three (3) months by written notice to the other, and such date, as so extended, shall be the new Outside Date; provided, further, that if as of the extended Outside Date any of the conditions set forth in Section 7.1(b) (solely if such condition has not been satisfied due to any Antitrust Law or the Communications Act or an order or injunction arising under any Antitrust Law or the Communications Act) or Section 7.1(c) shall not have been satisfied, the Outside Date may be extended further only by the Company for a period of three (3) months by written notice to Parent, and such date, as so extended, shall be the new Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party if the failure of the Teton Merger to be consummated by such date was primarily attributable to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; provided, further, that in the event (A) the Marketing Period has commenced but has not completed as of the Outside Date, the Outside Date may be extended (or further extended) by either the Company or Parent to the date (the “Extension Date”) that is three Business Days after the then-scheduled expiration date of the Marketing Period by written notice to the other at least one Business Day prior to the Outside Date or (B) the Marketing Period has commenced but has not completed as of the Outside Date and would subsequently be deemed not to have commenced under clause (b)(iii) of the second proviso set forth in the definition thereof solely as a result of any Required Information being not Compliant by virtue of becoming stale on or prior to the Extension Date, the Outside Date may be extended (or further extended) by either the Company or Parent for a period of up to 45 days by written notice to the other at least one Business Day prior to the Outside Date;

(c) (i) by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction in the United States shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Teton Merger and such Order shall have become final and nonappealable or (ii) by the Company or Parent, if the FCC issues a Hearing Designation Order with respect to the Teton Merger or the transactions contemplated by the Contribution Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if such Order was primarily attributable to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if Parent, Teton Merger Sub or the other Parent Restructuring Entities shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from the Company to Parent of such breach, inaccuracy or failure; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if the Company is then in breach of any of its representations, warranties, covenants or other agreements such that Parent has the right to terminate this Agreement pursuant to Section 8.1(f) without giving effect to any cure right contained therein;

(f) by Parent, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from Parent to the Company of such breach, inaccuracy or failure; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to Parent if Parent or Teton Merger Sub or any of the other Parent Restructuring Entities is then in breach of any of its representations, warranties, covenants or other agreements such that the Company has the right to terminate this Agreement pursuant to Section 8.1(e) without giving effect to any cure right contained therein;

(g) at any time prior to the receipt of the Company Stockholder Approval, by Parent in the event of a Company Adverse Recommendation Change;

(h) at any time prior to the receipt of the Company Stockholder Approval, by the Company, if: (i) the Company has received a Company Superior Proposal; (ii) the Company Board has authorized the Company to enter into a definitive agreement with respect to such Company Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(a); and the Company has complied in all material respects with Section 6.3; or

(i) by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied), (ii) Parent and Teton Merger Sub fail to consummate the Closing by the date upon which the Closing should have occurred pursuant to Section 2.2 (including with respect to the completion of the Marketing Period), (iii) the Company has provided irrevocable and unconditional notice to Parent at least three Business Days prior to such termination that (A) it is ready, willing and able to consummate the Closing and (B) solely for purposes of consummating the Closing, all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.3 in order to consummate the Closing and (iv) Parent and Teton Merger Sub fail to consummate the Teton Merger by the third Business Day after delivery of the notice described in the preceding clause (iii).

Section 8.2 Effect of Termination. Notwithstanding anything set forth herein to the contrary, in the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate immediately upon delivery of written notice by the terminating party and will be of no further force or effect, and there shall be no Liability of any party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such party or such party’s Affiliates or any of the foregoing’s successors or assigns), except that the Confidentiality Agreements, the Guarantee, the Reimbursement Obligations, this Section 8.2, Section 8.3 and Article IX shall survive any termination, in each case, in accordance with their respective terms and conditions (including the limitations set forth herein); provided, that subject in all respects to the limitations set forth in this Section 8.2, Section 8.3 and Section 9.17, nothing herein shall relieve any party from Liability for a willful breach of its covenants or agreements set forth in this Agreement prior to such valid termination or for fraud with respect to the representations and warranties contained in this Agreement prior to such valid termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching party, including any willful breach, such damages may include, if proven and as determined by the court of competent jurisdiction, the benefit of the bargain lost by the non-breaching party). Subject to the foregoing and notwithstanding anything else in this Agreement to the contrary, (a) in no event will the Parent Related Parties, collectively, have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) in the aggregate in excess of the Maximum Parent Liability Amount and (b) in no event will the Company Related Parties, collectively, have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) in the aggregate in excess of the Maximum Company Liability Amount, in each case subject in all respects to the limitations set forth in Section 8.3(e) and Section 9.17.

Section 8.3 Termination Fees.

(a) Company Termination Fee. If (i) this Agreement is validly terminated (A) by Parent pursuant to Section 8.1(g) or (B) by the Company pursuant to Section 8.1(h) or (ii) (A) after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, a Company Takeover Proposal (substituting 50% for the 20% threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been publicly made or publicly disclosed (other than any disclosures by or on behalf of the Company regarding any Company Takeover Proposal made prior to the date of this Agreement), (B) thereafter this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(f) due to a breach of, or a failure to perform or comply with, (x) one or more covenants or agreements under this Agreement following the making of such Company Takeover Proposal or (y) Section 6.3 that leads to or results in such Company Takeover Proposal and (C) at any time on or prior to the date that is twelve months after the date of such termination, (x) the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to a Qualifying Transaction or (y) consummates a Qualifying Transaction (in each case, which need not be the same Qualifying Transaction that was made or disclosed prior to the termination hereof), then the Company shall pay Parent the Company Termination Fee in immediately available funds (1) in the case of clause (i), within one Business Day of such termination or (2) in the case of clause (ii), upon the earlier of the entry into a definitive agreement providing for such Qualifying Transaction and the consummation of such Qualifying Transaction. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) Parent Termination Fees.

(i) If this Agreement is validly terminated by the Company pursuant to Section 8.1(e) or Section 8.1(i), then Parent shall pay to the Company the Parent Financing Termination Fee in immediately available funds within one Business Day of such termination.

(ii) If this Agreement (A) is validly terminated pursuant to Section 8.1(b) and, at the time of such termination, any condition set forth in Section 7.1(b) (solely as it relates to any Antitrust Law or the Communications Act or if the order or injunction arises under any Antitrust Law or the Communications Act) or in Section 7.1(c) has not been satisfied, but all other conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied and (y) those conditions the failure of which to be satisfied is primarily attributable to a breach by Parent, Teton Merger Sub or the other Parent Restructuring Entities of their representations, warranties, covenants or agreements contained in this Agreement), (B) is validly terminated pursuant to Section 8.1(c)(i) (solely if based on an Order arising under any Antitrust Law or the Communications Act) or pursuant to Section 8.1(c)(ii), or (C) is terminated pursuant to Section 8.1(e) due to Parent’s or Teton Merger Sub’s or any other Parent Restructuring Entity’s breach of Section 6.6 which breach results in any condition set forth in Section 7.1(b) (solely as it relates to any Antitrust Law or the Communication Act or if the Order arises under any Antitrust Law or the Communications Act) or in

Section 7.1(c) being incapable of being satisfied by the Outside Date, then Parent shall pay to the Company the Parent Regulatory Termination Fee (x) in the case of any such termination by Parent, in immediately available funds prior to or concurrently with, and as a condition to, such termination or (y) in the case of any such termination by the Company, within one Business Day of such termination.

(iii) In no event shall Parent be required to pay the Parent Financing Termination Fee or the Parent Regulatory Termination Fee on more than one occasion, or to pay both the Parent Financing Termination Fee and the Parent Regulatory Termination Fee. Notwithstanding anything herein to the contrary, if the Parent Financing Termination Fee and the Parent Regulatory Termination Fee both are payable, in each case, in accordance with Section 8.3(b), the higher of the Parent Regulatory Termination Fee and the Parent Financing Termination Fee shall be payable.

(c) Each of the parties hereto acknowledges that none of the Company Termination Fee, the Parent Financing Termination Fee or the Parent Regulatory Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such Company Termination Fee, Parent Financing Termination Fee or Parent Regulatory Termination Fee, as applicable, is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Each of the parties hereto acknowledges and agrees that in no event will the Company or Parent be required to pay the Company Termination Fee, the Parent Financing Termination Fee or the Parent Regulatory Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, the Parent Financing Termination Fee or the Parent Regulatory Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events (it being agreed that if the Parent Financing Termination Fee and the Parent Regulatory Termination Fee both are payable, in each case, in accordance with Section 8.3(b), the higher of the Parent Regulatory Termination Fee and the Parent Financing Termination Fee shall be payable ).

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Teton Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, or if Parent fails to pay in a timely manner the Parent Financing Termination Fee or the Parent Regulatory Termination Fee, as applicable, then the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum (the “Enforcement Expenses”).

(e) Sole and Exclusive Remedy.

(i) If this Agreement is validly terminated pursuant to Section 8.1, (A) the Parent Financing Termination Fee or the Parent Regulatory Termination Fee shall become due and payable in accordance with Section 8.3(b), from and after such termination and payment of the Parent Financing Termination Fee or the Parent Regulatory Termination Fee, as applicable, in full pursuant to and in accordance with Section 8.3(b), none of the Parent Related Parties or the Debt Financing Related Parties will have any further Liability to any of (1) the Company and its Affiliates; and (2) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (1) and (2) collectively, the “Company Related Parties”) arising out of this Agreement for any matters forming the basis of such termination, and (B) in no event will any of the Company Related Parties obtain any monetary recovery or award (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) in excess of $272,000,000 plus the Enforcement Expenses and the Reimbursement Obligations (collectively, the “Maximum Parent Liability Amount”) against (1) Parent, Teton Merger Sub, the Investors or the other Parent Restructuring Entities; or (2) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Related Parties, Affiliates (other than Parent, Teton Merger Sub, the Investors or the other Parent Restructuring Entities), members, managers, general or limited partners, stockholders and assignees of any of Parent, Teton Merger Sub, the Investors or the Restructuring Parties (the Persons in clauses (1) and (2), collectively, the “Parent Related Parties”), in each case other than as set forth in this Article VIII. Other than the Investors’ Liabilities, obligations and agreements under the Guarantee and the Preferred Securities Commitment Letter and other than the Liabilities, obligations and agreements of Parent, Teton Merger Sub and the other Parent Restructuring Entities under this Agreement, in no event will any Parent Related Party have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) to any Company Related Party arising out of this Agreement or the transactions contemplated hereby, including the Teton Merger. Notwithstanding the foregoing, this Section 8.3(e)(i) will not relieve any party from Liability with respect to the Confidentiality Agreements.

(ii) If this Agreement is validly terminated pursuant to Section 8.1, (A) the Company Termination Fee shall become due and payable in accordance with Section 8.3(a), from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with Section 8.3(a), none of the Company Related Parties will have any further Liability to any of Parent, Teton Merger Sub, the Investors, or any of the other Parent Related Parties arising out of this Agreement for any matters forming the basis of such termination and (B) in no event will any of the Parent Related Parties obtain any monetary recovery or award (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) in excess of $272,000,000 plus the Enforcement Expenses (collectively, the “Maximum Company Liability Amount”) against the Company Related Parties, in each case other than as set forth in this Article VIII. Other than the Liabilities, obligations and agreements of the Company under this Agreement, in no event will any Company Related Party have any Liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) to any Parent Related Party arising out of this Agreement or the transactions contemplated hereby, including the Teton Merger. Notwithstanding the foregoing, this Section 8.3(e)(ii) will not relieve any party from Liability with respect to the Confidentiality Agreements.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Teton Merger, except for covenants and agreements that contemplate performance after the Teton Merger Effective Time or otherwise expressly by their terms survive the Teton Merger Effective Time.

Section 9.2 Expenses; Transfer Taxes.

(a) Except as otherwise provided in this Agreement (including in Section 8.3), whether or not the Teton Merger is consummated, all costs and expenses incurred in connection with the Teton Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that Parent and the Company shall each pay 50% of all filing fees payable with regard to the FCC Applications and under the HSR Act.

(b) Except as otherwise provided in Section 3.2(c), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Company Common Stock pursuant to the Teton Merger shall be borne by Parent or Teton Merger Sub and expressly shall not be a liability of holders of Company Common Stock.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement and the rights and obligations arising in connection herewith, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns (“Actions”), exclusively in (i) the Delaware Court of Chancery, (ii) in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or other proceeding, the United States District Court for the District of Delaware or (iii) in the event (but only in the event) such courts identified in clauses (i) and (ii) do not have subject matter jurisdiction over such suit, action or other proceeding, any other Delaware state court (the “Chosen Courts”), and solely in connection with Actions (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 9.4 and any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts and (D) waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any party hereto or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties hereto is or may be subject, by suit upon such judgment. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.5 Specific Enforcement. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 9.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity (provided, however, that the Company shall not be entitled to obtain specific performance to cause the Teton Merger to be consummated if the Parent Financing Termination Fee or Parent Regulatory Termination Fee, as applicable, has been paid to the Company in accordance with this Agreement), (b) the parties hereto waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties hereto shall waive, in any action for specific performance, the defense of adequacy of a remedy at law. The Company’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders. It is explicitly agreed that, subject only to the next sentence of this Section 9.5, the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with (i) enforcing

Parent’s and Teton Merger Sub’s obligations under this Agreement, including to consummate the Teton Merger and cause the Financing to be funded, and including to cause Parent to enforce the obligations of the Preferred Securities Investors under the Preferred Securities Commitment Letter in order to cause the Preferred Securities Financing to be timely funded and (ii) enforcing the Parent Restructuring Entities’ obligations under this Agreement and under the Restructuring Agreements in order to cause the Restructuring and the other transactions contemplated by the Restructuring Agreements to be consummated, in accordance with the terms and conditions set forth herein and therein. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies to require Parent (and Teton Merger Sub and the other Parent Restructuring Entities) to consummate the Teton Merger and cause the Preferred Securities Financing to be funded at the Closing and cause the Restructuring to be consummated (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies or the right of the Company to obtain any injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the following requirements: (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or (to the extent permissible under applicable Law and in accordance with the terms of this Agreement) waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) (x) the Debt Financing has been (or will concurrently be) funded in full in accordance with the terms thereof or (y) the Debt Financing Entities have confirmed in writing to the Company and Parent that the Debt Financing will be funded in full at the Closing if the Preferred Securities Financing is funded at the Closing (provided, that, in the case of this clause (y) and subject to their obligations under Section 6.15, Parent and Teton Merger Sub shall not be required to draw down the Preferred Securities Financing or consummate the Closing if the Debt Financing is not in fact (or will not concurrently be) funded at the Closing), (iii) Parent and Teton Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Preferred Securities Financing and Debt Financing are funded, then the Company is prepared, willing and able to effect the Closing, and (v) Parent and Teton Merger Sub fail to complete the Closing within three Business Days after delivery of the Company’s irrevocable written confirmation referred to in the foregoing clause (iv).

Section 9.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received (with confirmation of receipt) when sent by email by the party to be notified; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To CMG, CMG Media, CMG Newco 1, CMG Newco 2 or CNM Merger Sub:

c/o CMG Media Corporation

1601 W. Peachtree St. NE

Atlanta, Georgia 30309

Attention: Daniel York; Eric D. Greenberg

Email: dan.york@cmg.com; eric.greenberg@cmg.com

with a copy (which shall not constitute notice) to:

Paul, Weiss Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Taurie M. Zeitzer; Brian Scrivani

Email: tzeitzer@paulweiss.com; bscrivani@paulweiss.com

and

Cooley LLP

1299 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Michael Basile

Email: mdbasile@cooley.com

To CMM or the SG Holders:

c/o Standard General L.P.

767 Fifth Avenue, 12th Floor

New York, New York 10153

Attention: Gail Steiner

Email: gsteiner@standgen.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter; Warren de Wied; Roy Tannenbaum

Email: philip.richter@friedfrank.com; warren.dewied@friedfrank.com;

roy.tannenbaum@friedfrank.com

and

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street

NW Washington, DC 20036

Attention: Scott Flick

Email: scott.flick@pillsburylaw.com

To Parent, Midco or Opco:

Teton Parent Corp.

1601 W. Peachtree St. NE

Atlanta, Georgia 30309

Attention: Daniel York; Eric D. Greenberg

Email: dan.york@cmg.com; eric.greenberg@cmg.com

with a copy (which shall not constitute notice) to:

Paul, Weiss Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Taurie M. Zeitzer; Brian Scrivani

Email: tzeitzer@paulweiss.com; bscrivani@paulweiss.com

and

Cooley LLP

1299 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Michael Basile

Email: mdbasile@cooley.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter; Warren de Wied; Roy Tannenbaum

Email: philip.richter@friedfrank.com; warren.dewied@friedfrank.com;

            roy.tannenbaum@friedfrank.com

and

Pillsbury Winthrop Shaw Pittman

LLP 1200 Seventeenth Street NW

Washington, DC 20036

Attention: Scott Flick

Email: scott.flick@pillsburylaw.com

To the Company:

TEGNA Inc.

8350 Broad Street

Suite 2000

Tysons, Virginia 22102

Attention: Akin S. Harrison

Email: AHarrison@tegna.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew R. Brownstein, Esq.

        Igor Kirman, Esq.

        Victor Goldfeld, Esq.

        Viktor Sapezhnikov, Esq.

Email:       ARBrownstein@wlrk.com

        IKirman@wlrk.com

        VGoldfeld@wlrk.com

        VSapezhnikov@wlrk.com

or to such other address as any party hereto shall specify by written notice so given.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, that each of Teton Merger Sub and Parent may assign any of their rights hereunder to (a) a wholly owned direct or indirect Subsidiary of Parent, without the prior written consent of the Company, but no such assignment shall relieve Parent or Teton Merger Sub of any of its obligations hereunder or (b) to any Debt Financing Party pursuant to the terms of the Debt Financing solely for purposes of creating a security interest herein or otherwise assigning as collateral is respect of the Debt Financing, but no such assignment shall relieve Parent or Teton Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.10 Entire Agreement. This Agreement (together with the exhibits hereto, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties hereto and supersede all prior agreements (except the Confidentiality Agreements, each of which shall survive in accordance with its terms) and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 9.11 Amendments; Waivers. At any time prior to the Teton Merger Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, on the one hand, and Parent and Teton Merger Sub (on their own behalf and on behalf of the Parent Restructuring Entities, if applicable), on the other hand; provided, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties hereto only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third-Party Beneficiaries. Each of the Parent Restructuring Entities and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, (i) each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon

Section 6.9; (ii) prior to the Teton Merger Effective Time, each holder of shares of Company Common Stock or Company Equity Awards shall be an express third-party beneficiary of and shall be entitled to rely on this Agreement for the purpose of pursuing claims for damages (which may include, if proven and as determined by a court of competent jurisdiction, damages based on the loss of the economic benefits of the Teton Merger, taking into account the amount of the Merger Consideration) under this Agreement in the event of a breach of this Agreement by Parent or any other Parent Restructuring Entity (provided, that the rights granted under this clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company); and (iii) following the Teton Merger Effective Time, each former stockholder of the Company as of immediately prior to the Teton Merger Effective Time shall be an express third-party beneficiary of and shall be entitled to rely on Article III and shall be entitled to obtain the Merger Consideration to which it is entitled for its shares of Company Common Stock pursuant to this Agreement.

Section 9.14 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Company on behalf of itself, its Subsidiaries and each of the Company Related Parties hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing Parties or any of their respective affiliates, or any of their and their affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, shareholders, general or limited partners, managers, members, controlling persons, attorneys, advisors or partners or any of their respective successor or assigns (in each case, excluding the Investors (in their capacities as such), Parent and Teton Merger Sub) (collectively all of the foregoing persons mentioned in this clause (a) that are not so excluded pursuant to the immediately preceding parenthetical phrase, the “Debt Financing Related Parties”), arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing; (c) agrees not to bring or support, or permit any Company Related Party to bring or support, any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) agrees that service of process upon any Company Related Party in any such proceeding shall be effective if notice is given in accordance with Section 9.7; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court; (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of

the transactions contemplated hereby or thereby or the performance of any services thereunder; (g) agrees that none of the Debt Financing Related Parties will have any liability to Company or any other Company Related Party (in each case, other than Parent and its Subsidiaries as expressly set forth in the Debt Commitment Letter) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (h) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.14 and Section 8.3(e), and that such provisions shall not be amended in any way adverse to the Debt Financing Related Parties without the prior written consent of the Debt Financing Entities.

Section 9.15 Interpretation. (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (d) the word “or” shall not be deemed to be exclusive; (e) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”; (f) all references herein to “$” or “dollars” shall be to U.S. dollars; (g) references to “written” or “in writing” include in electronic form; (h) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related rules and regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related rules and regulations thereunder and published interpretations thereof, in each case, as of such date; (n) to the extent that any covenant or agreement in this Agreement requires an Affiliate of any party hereto to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate to take or omit to take such action, whether or not such covenant or agreement expressly so states; and (o) any reference to any documents or information “furnished,” “provided” or “made available” by the Company shall mean such documents and information as are included in the electronic data room administered by or on behalf of the Company by 11:59 p.m. Eastern Time on the date that is one (1) day prior to the date of this Agreement. Each of the parties hereto has participated in the drafting and negotiation of this Agreement and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.16 Disclosure Schedule Matters. All capitalized terms not defined in the Company Disclosure Schedule or Parent Disclosure Schedule (as applicable, the “Disclosure Schedule”) shall have the meanings assigned to them in this Agreement. The Disclosure Schedule shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Schedule shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Schedule relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Schedule is expressly made to such other part in the Disclosure Schedule, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Disclosure Schedule shall not be deemed to constitute an admission by the Company or Parent, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation by the Company or Parent, as applicable, of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.17 Non-Recourse. Each party hereto agrees, on behalf of itself and its controlled Affiliates (and in the case of the Company, the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its controlled Affiliates), that all Proceedings, claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder (including the Financing), (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby and (d) any failure of the Teton Merger or any other transactions contemplated hereunder or under any other agreement referenced herein or contemplated hereby (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble to this

Agreement (or any other agreement referenced herein or contemplated hereby, as applicable) and in accordance with, and subject to the terms of, this Agreement (or any other agreement referenced herein or contemplated hereby, in each case as applicable). In furtherance and not in limitation of the foregoing, and notwithstanding anything to the contrary contained in this Agreement or any other agreement referenced herein or contemplated hereby, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective controlled Affiliates (including the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of each of such party and its controlled Affiliates), that no recourse under this Agreement or any other agreement referenced herein or contemplated hereby or in connection with the Teton Merger or any other transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, and no other Person, shall have any Liabilities or obligations (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned non-parties, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case (for clarity) except for (and without in any manner limiting or applying to) claims or any other remedies that the Company may assert, pursue or obtain (i) against any Person that is party to, and pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against each Investor under, and pursuant to the terms and conditions of, the Guarantee, (iii) against each Investor in accordance with, and pursuant to the terms and conditions of, the Preferred Securities Commitment Letter, including for specific performance or other equitable relief of its obligation to fund its committed portions of the Preferred Securities Financing subject to the terms and conditions thereof, or (iv) against Parent or Teton Merger Sub or any other Parent Restructuring Entity under, and pursuant to the terms and conditions of, this Agreement or the Contribution Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

TEGNA INC.

By:	/s/ David T. Lougee
Name: David T. Lougee
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PARENT:

TETON PARENT CORP.

By:	/s/ Daniel York
Name: Daniel York
Title: President and Chief Executive Officer

TETON MERGER SUB:

TETON MERGER CORP.

By:	/s/ Daniel York
Name: Daniel York
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CNM:

COMMUNITY NEWS MEDIA LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member

CNM HOLDINGS:

CNM TELEVISION HOLDINGS I LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

CMG:

CMG MEDIA CORPORATION

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG MEDIA:

CMG MEDIA OPERATING COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG NEWCO 1:

CMG FARNSWORTH TELEVISION HOLDINGS, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

CMG NEWCO 2:

CMG FARNSWORTH TELEVISION OPERATING COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SG HOLDERS:

SGCI HOLDINGS III LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Managing Member

P STANDARD GENERAL LTD.

By: Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

STANDARD GENERAL MASTER FUND L.P.

By: Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

STANDARD GENERAL MASTER FUND II L.P.

By: Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

STANDARD GENERAL FOCUS FUND L.P.

By: Standard General L.P., its investment manager

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MIDCO:

TETON MIDCO CORP.

By:	/s/ Daniel York
Name: Daniel York
Title: President and Chief Executive Officer

OPCO:

TETON OPCO CORP.

By:	/s/ Daniel York
Name: Daniel York
Title: President and Chief Executive Officer

CNM MERGER SUB:

CMG FARNSWORTH TELEVISION ACQUISITION COMPANY, LLC

By:	/s/ Daniel York
Name:	Daniel York
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 99.1

February 22, 2022

TEGNA to be Acquired by Standard General for $24.00 Per Share

Will Become Nation’s Largest Minority-Owned, Woman-Led Broadcast Group

Tysons, Va. and New York – TEGNA Inc. (NYSE: TGNA) and Standard General L.P. today announced that TEGNA and an affiliate of Standard General have entered into a definitive agreement under which TEGNA will be acquired by the Standard General affiliate for $24.00 per share in cash. The transaction has an equity value of approximately $5.4 billion and an enterprise value of approximately $8.6 billion, including the assumption of debt.

The transaction consideration represents a premium of approximately 39% to TEGNA’s unaffected closing share price on September 14, 2021, the last full trading day prior to media speculation about a potential sale of TEGNA, and a premium of approximately 11% to TEGNA’s all-time high closing price since separation from the Gannett publishing business in 2015. The transaction was unanimously approved by the TEGNA Board.

Howard D. Elias, Chairman of the TEGNA Board, said, “We are pleased to have reached this agreement with Standard General, which follows a thorough review of acquisition proposals received by the Company. After evaluating this opportunity against TEGNA’s standalone prospects and other strategic alternatives, our Board concluded that this transaction maximizes value for TEGNA shareholders. Thanks to the team’s stellar execution of the Company’s value-creation strategy, TEGNA has positioned itself as a leading broadcast television group serving the greater good of the communities in which we operate – and as a private company will have an enhanced ability to keep evolving its local news, programming, and marketing solutions to serve its communities in a rapidly changing media landscape.”

Soo Kim, Founding Partner of Standard General, commented, “As long-term investors in the television broadcasting industry, we have a deep admiration for TEGNA and the stations it operates and, in particular, for TEGNA’s talented employees and their commitment to serving their communities. We are excited to partner again with Deb McDermott, who previously spearheaded the broadcast group at Media General, where Standard General was a principal shareholder. We believe TEGNA has a strong foundation and exciting prospects for continued growth as a result of the stewardship of the Board and the current management team. We look forward to building on the Company’s strong foundation and leveraging Deb’s deep industry experience to drive further growth.”

Following the close of the transaction, Deb McDermott will become CEO and Mr. Kim will serve as Chairman of a new Board. Ms. McDermott currently serves as CEO of Standard Media and has more than 20 years of experience leading broadcast groups, including previously serving as COO of Media General and as CEO and President of Young Broadcasting. In these roles, she has served as a key member of the leadership teams responsible for the successful acquisition, integration, and operation of more than 90 stations.

Dave Lougee, President and CEO of TEGNA, said, “This transaction is the next step in TEGNA’s evolution and recognizes the value of our portfolio of leading broadcast assets and innovative digital brands. TEGNA’s employees deserve tremendous credit for their commitment to serving our viewers with high-quality news and content that informs and supports our local communities. At all levels, we have been tireless in our efforts to ensure TEGNA effectively serves all of our stakeholders, and I am immensely proud of these efforts. Our hard work has built a company that is a leading and trusted local news and media content provider in the markets it serves and has fostered a culture of diversity and inclusiveness. We are deeply gratified that TEGNA’s new owners value and embrace our purpose to serve the greater good of our communities. Deb McDermott is an experienced and accomplished broadcast executive, and we are confident in TEGNA’s future under her leadership.”

Ms. McDermott commented, “I am honored to lead TEGNA’s team to create new opportunities and build on its heritage and successes achieved under Dave’s leadership. TEGNA’s stations have earned excellent reputations as leading local content providers, and TEGNA’s digital and content assets are a key part of its future in an evolving media landscape. These achievements are a credit to the hard work of TEGNA’s dedicated employees, who are the Company’s most valuable asset. I’m very excited about what the future holds for TEGNA.”

Transaction Details

The transaction is subject to approval by TEGNA shareholders, regulatory approvals, and other customary closing conditions, and is expected to close in the second half of 2022.

Under the terms of the definitive merger agreement, in addition to receiving $24.00 per share, TEGNA shareholders will receive additional cash consideration in the form of a “ticking fee” of $0.00167 per share per day (or $0.05 per month) if the closing occurs between the 9- and 12-month anniversary of signing, increasing to $0.0025 per share per day (or $0.075 per month) if the closing occurs between the 12- and 13-month anniversary of signing, $0.00333 per share per day (or $0.10 per month) if the closing occurs between the 13- and 14-month anniversary of signing, and $0.00417 per share per day (or $0.125 per month) if the closing occurs between the 14- and 15-month anniversary of signing.

Following the close of the transaction, TEGNA stations in Austin (KVUE), Dallas (WFAA and KMPX) and Houston (KHOU and KTBU) are expected to be acquired by Cox Media Group (“CMG”) from Standard General.

Also after closing, Premion is expected to operate as a standalone business majority owned by Cox Media Group and Standard General.

Upon completion of the transaction, TEGNA will become a private company and its shares will no longer be traded on the New York Stock Exchange.

Financing

An affiliate of Standard General will hold substantially all of the voting, common equity in the new entity that is acquiring TEGNA, with CMG and funds managed by affiliates of Apollo Global Management to hold securities in the new entity that will be non-voting and non-attributable and with other investors holding non-voting interests. A syndicate of banks led by RBC Capital Markets will provide debt financing.

Advisors

J.P. Morgan Securities LLC is acting as lead financial advisor, with Greenhill & Co. also acting as a financial advisor to TEGNA, and Wachtell Lipton Rosen & Katz and Covington & Burling LLP are acting as its legal advisors. Moelis & Company and RBC are acting as financial advisor to Standard General and Fried Frank Harris Shriver & Jacobson LLP and Pillsbury Winthrop Shaw Pittman LLP are acting as its legal advisors.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 64 television stations in 51 U.S. markets, TEGNA is the largest owner of top 4 network affiliates in the top 25 markets among independent station groups. TEGNA also owns leading multicast networks True Crime Network, Twist and Quest. TEGNA offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

About Standard General

Standard General was founded in 2007 and manages capital for public and private pension funds, endowments, foundations, and high-net-worth individuals. Standard General is a minority-controlled and operated organization. Mr. Kim is supported by a diverse, highly experienced 17-person team, including seven investment professionals with over 120 years of collective investing experience.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and the following: (1) the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the proposed transaction and the related transactions involving the parties that could reduce the anticipated benefits of or cause the parties to abandon the proposed transaction, (2) risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals or the approval of the Company’s stockholders), and the related transactions involving the parties, in the anticipated timeframe or at all, (3) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, (4) disruption from the proposed transaction making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business, (5) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction or of the transactions involving the parties, (6) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction, (7) significant transaction costs, (8) the risk of litigation and/or regulatory actions related to the proposed transaction or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future, (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions, (10) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks, and (11) changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this communication, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward looking statements. Forward-looking statements in this communication may include, without limitation: statements about the potential benefits of the proposed acquisition, anticipated growth rates, the Company’s plans, objectives, expectations, and the anticipated timing of closing the proposed transaction.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. The Company will mail to its stockholders a definitive proxy statement in connection with the proposed transaction. THE COMPANY URGES YOU TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors also will be able to obtain a free copy of the proxy statement and other documents (when available) filed by the Company with the SEC by accessing the Investors section of the Company’s website at http://tegna.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement when it is filed with the SEC. You may also find additional information about the Company’s directors and executive officers in the Company’s definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 26, 2021 and in subsequently filed Current Reports on Form 8-K, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. You can obtain free copies of these documents from the Company using the contact information above.

For media inquiries, contact:

Standard General

Andy Brimmer/Jamie Moser

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

TEGNA

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

George Sard/Andy Duberstein

Sard Verbinnen & Co.

TEGNA-SVC@SARDVERB.com

For investor inquiries, contact:

Julie Heskett

Senior Vice President, Financial Planning & Analysis

703-873-6747

investorrelations@TEGNA.com